Exhibit 99.1

Certain Information Regarding EHHC’s Business

In this Exhibit 99.1, the words “we,” “our” and “us” refer to EH Holding Corporation (“EHHC”) and its subsidiaries, unless otherwise stated or the context otherwise requires. “ESS” refers to EchoStar Satellite Services L.L.C., our wholly owned subsidiary, and its subsidiaries.  “EchoStar” refers to EchoStar Corporation, our ultimate parent company, and its subsidiaries, including us.  The “Acquisition” refers to the merger of a wholly owned subsidiary of EHHC with and into Hughes Communications, Inc. (“Hughes Communications”), following which Hughes Communications will be a direct wholly owned subsidiary of EHHC.  The use of the phrase “the Acquisition and related financing transactions” refers to the Acquisition, the other transactions contemplated by the merger agreement governing the Acquisition (referred to as the “merger agreement”), and the issuance of the notes being offered in connection therewith.  Historical financial information of EHHC presented in this Exhibit 99.1 includes both “combined” historical financial statements and “consolidated” historical financial statements, both of which we refer to as “consolidated” for purposes of this Exhibit 99.1 (other than in the financial statements and related notes thereto included in this Exhibit 99.1).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Introduction

The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC.  The following unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and related financing transactions as of March 31, 2011.  The unaudited pro forma condensed combined statements of operations give effect to the Acquisition and related financing transactions, as if the Acquisition and related financing transactions had been completed January 1, 2010.

The unaudited pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable.  The unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to reflect the financial position or results of operations that would have occurred if the Acquisition and related financings had been consummated on the dates indicated above; nor does it purport to represent or be indicative of the financial position or results of operations of EHHC for any future dates or periods.  The unaudited pro forma condensed combined financial information includes historical financial information for EHHC and Hughes Communications.  The financial information relating to EHHC and Hughes Communications should be read in conjunction with EHHC’s consolidated financial statements and related notes appearing elsewhere in this Exhibit 99.1 and Hughes Communications’ consolidated financial statements and related notes appearing in Hughes Communications’ reports on Form 10-K and Form 10-Q made with the SEC.

The allocation of the Acquisition’s purchase price used in the unaudited pro forma condensed combined financial information is based on a preliminary estimate derived from information currently available.  The assumptions and estimates used to determine the preliminary fair values will be revised as additional information becomes available.  The final fair value allocated to the various Hughes Communications’ assets and liabilities acquired as a result of the Acquisition may be significantly different from what is presented in the unaudited pro forma condensed combined financial information.

EHHC

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of March 31, 2011
		Hughes
	EHHC	Communications	Pro Forma
	Historical	Historical	Adjustments		Total
	(In thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$519	$116,914	$1,742,000	(a)	$276,328
			602,561	(b)
			(2,185,666	)(c)
Marketable investment securities	—	23,672	—		23,672
Other current assets	54,471	269,778	(176	)(c)(d)	324,073
Total current assets	54,990	410,364	158,719		624,073

Noncurrent Assets:
Restricted cash and marketable investment securities	16,575	—	334	(c)(d)	16,909
Property and equipment, net	825,373	837,601	(19,602	)(c)	1,643,372
Intangible assets, net	10	56,009	373,991	(c)	430,010
Goodwill and non-amortizable intangibles	65,658	5,093	827,205	(c)	897,956
Marketable and other investment securities	2,760	—	16,475	(d)	19,235
Other noncurrent assets, net	43,171	74,980	53,010	(a)	171,161
			(61,495	)(c)(d)	(61,495)
Total noncurrent assets	953,547	973,683	1,189,918		3,117,148
Total assets	$1,008,537	$1,384,047	$1,348,637		$3,741,221

Liabilities and Stockholder’s Equity (Deficit)
Current Liabilities:
Trade accounts payable, accrued expenses and other	$57,143	$249,319	$(15,082	)(c)	$291,380
Current portion of long-term debt and capital lease obligations	53,787	4,700	(1,766	)(c)	56,721
Total current liabilities	110,930	254,019	(16,848)		348,101

Long-Term Obligations, Net of Current Portion:
Long-term debt and capital lease obligations, net of current portion	354,217	756,450	1,800,000	(a)	2,156,356
			(754,311	)(c)
Deferred tax liabilities	72,727	—	80,897	(g)(d)	153,624
Other long-term liabilities	234	26,764	(8,199	)(c)	18,799
Total long-term obligations, net of current portion	427,178	783,214	1,118,387		2,328,779
Total liabilities	538,108	1,037,233	1,101,539		2,676,880

Stockholder’s Equity (Deficit)
Common stock	—	22	(22	)(c)	—
Additional paid-in capital	468,515	736,993	(134,432	)(b)(c)	1,071,076
Accumulated other comprehensive income (loss)	—	(14,132)	14,132	(c)	—
Accumulated earnings (deficit)	1,914	(386,918)	386,918	(c)	(17,584)
			(4,102	)(a)
			(15,396	)(c)
Total stockholder’s equity (deficit)	470,429	335,965	247,098		1,053,492
Noncontrolling interests	—	10,849	—		10,849
Total stockholder’s equity (deficit), including noncontrolling interest	470,429	346,814	247,098		1,064,341
Total liabilities and stockholder’s equity (deficit)	$1,008,537	$1,384,047	$1,348,637		$3,741,221

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

EHHC

Unaudited Pro Forma Condensed Combined Statements of Operations

	For the Year Ended December 31, 2010
		Hughes
	EHHC	Communications	Pro Forma
	Historical	Historical	Adjustments		Total
	(In thousands)
Revenue:
Equipment revenue - other	$—	$252,003	$—		$252,003
Services and other revenue - DISH Network	208,364	—	—		208,364
Services and other revenue - other	53,815	791,324	(5,718	)(c)	839,421
Total revenue	262,179	1,043,327	(5,718)		1,299,788

Costs and Expenses:
Cost of sales - equipment	—	234,805	(20,719	)(c)(d)	214,086
Cost of sales - services and other (exclusive of depreciation shown below)	65,469	493,023	(100,909	)(d)	457,583
Research and development expenses	—	20,279	(3,296	)(d)	16,983
Selling, general and administrative expenses	12,072	206,512	(15,684	)(c)(d)	202,900
Depreciation and amortization	95,069	3,084	68,023	(e)	277,463
			111,287	(d)
Total costs and expenses	172,610	957,703	38,702		1,169,015

Operating income (loss)	89,569	85,624	(44,420)		130,773

Other Income (Expense):
Interest income	26	2,043	—		2,069
Interest expense, net of amounts capitalized	(23,640)	(59,345)	(90,134	)(f)	(173,119)
Other, net	1,289	374	—		1,663
Total other income (expense)	(22,325)	(56,928)	(90,134)		(169,387)

Income (loss) before income taxes	67,244	28,696	(134,554)		(38,614)
Income tax (provision) benefit, net	(24,812)	(5,716)	49,650	(g)	19,122
Net income (loss)	42,432	22,980	(84,904)		(19,492)
Net (income) attributable to the noncontrolling interests	—	(193)	—		(193)
Net income (loss) attributable to EHHC shareholder	$42,432	$22,787	$(84,904)		$(19,685)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

EHHC

Unaudited Pro Forma Condensed Combined Statements of Operations

	For the Three Months Ended March 31, 2011
		Hughes
	EHHC	Communications	Pro Forma
	Historical	Historical	Adjustments		Total
	(In thousands)
Revenue:
Equipment revenue - other	$—	$48,422	$—		$48,422
Services and other revenue - DISH Network	53,046	—	—		53,046
Services and other revenue - other	14,858	215,670	(1,682	)(c)	228,846
Total revenue	67,904	264,092	(1,682)		330,314

Costs and Expenses:
Cost of sales - equipment	—	49,574	(3,378	)(c)(d)	46,196
Cost of sales - services and other (exclusive of depreciation shown below)	17,070	132,710	(30,976	)(d)	118,804
Research and development expenses	—	5,154	(712	)(d)	4,442
Selling, general and administrative expenses	6,191	60,977	(3,110	)(c)(d)	64,058
Depreciation and amortization	23,468	757	15,644	(e)	73,158
			33,289	(d)
Total costs and expenses	46,729	249,172	10,757		306,658

Operating income (loss)	21,175	14,920	(12,439)		23,656

Other Income (Expense):
Interest income	30	419	—		449
Interest expense, net of amounts capitalized	(3,433)	(12,505)	(25,673	)(f)	(41,611)
Other, net	399	(248)	—		151
Total other income (expense)	(3,004)	(12,334)	(25,673)		(41,011)

Income (loss) before income taxes	18,171	2,586	(38,112)		(17,355)
Income tax (provision) benefit, net	(6,688)	(1,901)	14,216	(g)	5,627
Net income (loss)	11,483	685	(23,896)		(11,728)
Net loss attributable to the noncontrolling interests	—	153	—		153
Net income (loss) attributable to EHHC shareholder	$11,483	$838	$(23,896)		$(11,575)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(a)          Represents the pro forma adjustments necessary to reflect the proposed financing of the Acquisition inclusive of transaction costs.  The components of the cash received are made up of the following:

(In thousands)
Secured Notes	$1,000,000
Unsecured Notes	800,000
1,800,000
Debt issuance costs	(51,500)
Acquisition costs	(6,500)
Total	$1,742,000

We estimated direct acquisition costs of $6.5 million (reflected as an increase to accumulated deficit and net of tax effects of $2.4 million on the unaudited pro forma condensed combined balance sheet as of March 31, 2011).

(b)         Represents an estimate of the necessary funding provided by EchoStar to meet the contractually stipulated cash requirements.  The ultimate amount of funding that will be provided by EchoStar could materially differ from this estimate.

(c)          Represents pro forma adjustments necessary to reflect the Acquisition and related financing transactions, including (i) cash consideration of $2.1 billion for (a) the acquisition of Hughes Communications common shares of approximately $1.4 billion (determined as approximately 21.8 million issued and outstanding Hughes Communications common shares as well as 0.8 million vested and outstanding common equity rights, all being acquired for $60.70 per share), and (b) settlement and adjustment of  pre-acquisition Hughes Communications debt of approximately $773 million (inclusive of obligatory call premiums) that is required to be repaid as part of the Acquisition and an additional $27 million of interest related to the repayment of Hughes Communications debt on these extinguished instruments; (ii) preliminary allocation of the $2.1 billion of purchase consideration to the assets and liabilities acquired, assuming no allocation of FCC licenses which will be determined at a later date; (iii) elimination of certain Hughes Communications’ assets and liabilities, such as historical deferred financing costs, subscriber acquisition costs (“SAC”), deferred revenue and other, in connection with acquisition accounting and the related elimination of Hughes Communications’ historical equity;  (iv) the reduction of revenue and the associated expenses on the pro forma condensed combined statements of operations to reflect elimination of deferred revenue and SAC in the preliminary purchase price allocation; and (v) other direct transaction costs of $24.4 million (reflected as an increase to accumulated deficit and net of tax effects of $9 million on the unaudited pro forma condensed combined balance sheet as of March 31, 2011).

(d)         Represents the pro forma adjustments to conform Hughes Communications’ accounting policy to those of EHHC, including but not limited to, depreciation expense which will no longer be recorded as a component of cost of sales, research and development, or selling general and administrative expenses based on the nature of the underlying long-lived asset but will prospectively be presented in the caption depreciation and amortization.

(e)          Represents net incremental depreciation and amortization expense of $68 million and $16 million for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively, as a result of the allocation of purchase price to certain amortizable assets with useful lives ranging from 1 year to 11 years.  As indicated above, the allocation of purchase price is preliminary.  To the extent that the final purchase price allocation increases or decreases depreciable or amortizable assets, and therefore decreases or increases goodwill, our operating costs, in the form of depreciation or amortization, will be impacted.  For example, if an additional $50 million of the excess consideration were to be allocated to property and equipment or amortizable intangible assets (thus, reducing goodwill) and assuming an estimated life of 10 years using straight line depreciation or amortization, the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 would reflect additional pre-tax expense of approximately $5 million.

(f)            Represents the estimated net increase in interest expense based on an assumed weighted average rate of 7.67% for the secured notes and the unsecured notes being offered by EHHC in connection with the Acquisition.  This pro forma financing information assumes EHHC raises necessary financing as further discussed below.  The ultimate interest rate could be significantly higher or lower than our current estimate.  A 1/8% variance in the assumed current rate used would impact our pro forma income before income taxes by approximately $2 million and $0.6 million for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively.  The components of the pro forma adjustment to interest expense include the following:

	For the Year Ended December 31, 2010	For the Three Months Ended March 31, 2011
	(In thousands)
Interest on new debt instruments	$(138,000)	$(34,500)
Hughes Communications historical interest expense elimination	59,345	12,505
Amortization of deferred financing costs and other	(11,479)	(3,678)
Total	$(90,134)	$(25,673)

EchoStar has a binding commitment from a financial institution for $1.8 billion of financing to be utilized to purchase Hughes Communications. That financing includes a senior secured bridge facility and a senior unsecured bridge facility.

(g)         Represents the tax effect of pro forma adjustments using the EHHC blended federal, state and international statutory tax rates adjusted for permanent differences.  As indicated in Note (b), the allocation of the purchase price is preliminary.  We assumed no allocation of consideration to non-amortizable assets such as FCC licenses.  For each additional $50 million of excess consideration allocated to non-amortizable assets, such as FCC licenses, the corresponding increase in deferred tax liability would be approximately $19 million

(assuming a tax rate of 37%), which, in turn, would increase the estimated amount of goodwill.

EHHC

Unaudited Pro Forma Condensed Combined Financial Data

Amounts in thousands, except for ratios

	For the	For the
	Three Months Ended	Year Ended
	March 31, 2011	December 31, 2010
Reconciliation of net income (loss) from continuing operations to Adjusted EBITDA
Net income (loss) from continuing operations attributable to EHHC shareholder	$(11,575)	$(19,685)
Adjustments:
Interest expense, net of amounts capitalized	41,162	171,050
Income tax (provision) benefit, net	(5,627)	(19,122)
Depreciation and amortization	73,158	277,463
Non-cash, stock-based compensation	1,918	7,863
Other (1)	6,468	1,866
Adjusted EBITDA (2)	$105,504	$419,435

Other Pro Forma Financial Data and Credit Statistics

	As of	As of
	March 31, 2011	December 31, 2010

Total gross debt	2,213,077	2,219,053

For the
Year Ended
December 31, 2010
Ratio of total gross debt to Adjusted EBITDA (3)	5.3x
Ratio of Adjusted EBITDA to cash interest expense	2.3x

(1) Includes transaction costs associated with the Merger Agreement.

(2) Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation, amortization, non-cash stock-based compensation expense, merger/restructuring costs, and settlement of class action litigation.  Adjusted EBITDA is not a recognized term under GAAP.  Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as alternatives to net income as an indicator of operating performance or to cash flows as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available to management for discretionary use, as such measure does not consider certain cash requirements such as capital expenditures, tax payments, and debt service requirements. Adjusted EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Adjusted EBITDA is also provided herein because management believes this non-GAAP financial measure provides useful information to both management and investors by excluding specific expenses that management believes are not indicative of its core operating results.   Management believes that investors may find this non-GAAP financial information useful in their assessment of its operating performance. In addition, management believes that this non-GAAP financial measure provides information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

(3)  Reflects total debt as of December 31, 2010 to Adjusted EBITDA.

OTHER DATA

	For the Year Ended December 31,			For the Three Months Ended March 31,
Other Data:	2008	2009	2010	2010	2011
	(Dollars in thousands)
				(unaudited)
Ratio of earnings to fixed charges (1)	—	—	2.24	1.90	2.21
Deficiency of earnings to fixed charges (1)	$(267,280)	$(6,014)	—	—	—

(1)       For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness, including capitalized interest and the imputed interest component of rental expense under noncancelable operating leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EHHC

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and notes to the financial statements included elsewhere in this Exhibit 99.1.  This management’s discussion and analysis is intended to help provide an understanding of our financial condition, changes in financial condition and results of our operations and contains forward-looking statements that involve risks and uncertainties.  The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results.  Our actual results could differ materially from the results contemplated by these forward-looking statements.

EXECUTIVE SUMMARY

EHHC is a holding company and a direct, wholly-owned subsidiary of EchoStar Corporation, a publicly traded company listed on the Nasdaq Global Select Market.  EHHC was formed under Colorado law in March 2011 and its common stock is held by EchoStar Corporation.  Our historical financial statements were consolidated and reflect the historical financial position and results of combined operations of entities included in the consolidated financial statements of EchoStar that generally represent EchoStar’s satellite services business.  The assets and liabilities included in these historical financial statements were contributed to EHHC, effective March 2011.  EHHC operates in only one reportable business segment in North America, the satellite services segment, which uses our ten owned and leased in-orbit satellites and related FCC licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network, and secondarily to Dish Mexico, U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  We also use certain of our satellites to offer our ViP-TV service, which transports MPEG-4 IP encapsulated standard-definition and high-definition programming to telecommunications companies and rural cable operators.

Dependence on DISH Network.  We depend on DISH Network for a substantial portion of our revenue.  Therefore, our results of operations are and will for the foreseeable future be closely linked to the performance of DISH Network’s satellite pay-TV business.

While we expect to continue to provide satellite services to DISH Network for the foreseeable future, its satellite capacity requirements may change for a variety of reasons, including the launch of its own additional satellites.  Any termination or reduction in the services we provide to DISH Network would increase excess capacity on our satellites and require that we aggressively pursue alternative sources of revenue.

During September 2009, we entered into a ten-year satellite service agreement with DISH Network for capacity on the Nimiq 5 satellite.  Pursuant to this agreement, DISH Network will receive service from us on all 32 of the direct broadcast satellite (“DBS”) transponders covered by our satellite service agreement with Telesat.  DISH Network is currently receiving service on 24 of these DBS transponders and will receive service on the remaining eight DBS transponders over a phase-in period that will be completed in 2012.

During 2008, we entered into a ten-year satellite service agreement with DISH Network for capacity on the QuetzSat-1 satellite.  QuetzSat-1 is expected to be launched in the second half of 2011 and will operate at the 77 degree orbital location.  Pursuant to this agreement, DISH Network will receive service from us on 24 of the 32 DBS transponders covered by our satellite service agreement with SES Latin America S.A. (“SES”).

In addition, as the number of potential new customers for our business is small and may be limited by our relationship with DISH Network, our current customer concentration is likely to continue for the foreseeable future.  Our future success may also depend on the extent to which prospective customers that have been competitors of DISH Network are willing to purchase services from us.  Many of these customers may continue to view us as a competitor given the common ownership and management team we continue to share with DISH Network.

Additional Challenges.  Our ability to expand revenues will likely require that we displace incumbent suppliers that generally have well established business models and often benefit from long-term contracts with their customers.  As a result, to grow our business, we may need to develop or otherwise acquire access to new satellite-delivered services so that we may offer differentiated services to prospective customers.  However, there can be no assurance that we would be able to develop or otherwise acquire access to such differentiated services or develop the sales and marketing expertise necessary to sell such services profitably.

In addition, as our satellite fleet ages, we will be required to evaluate replacement alternatives such as acquiring, leasing or constructing additional satellites, with or without customer commitments for capacity, which may require us to seek additional financing.  However, there can be no assurance that such financing will be available to fund any such replacement alternatives on terms that would be attractive to us or at all.

International DTH Platforms

During 2008, EchoStar entered into a joint venture for a direct-to-home (“DTH”) satellite service in Mexico known as Dish Mexico.  Pursuant to these arrangements, we provide satellite capacity to Dish Mexico.  During the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011 and 2010, we sold satellite services of $9 million, $8 million, less than $1 million, $2 million and $2 million, respectively, to Dish Mexico.  As of March 31, 2011 and December 31, 2010 and 2009, amounts receivable from Dish Mexico totaled $1 million, $1 million and $1 million, respectively.

New Business Opportunities

We are exploring opportunities to selectively pursue partnerships, joint ventures and strategic acquisition opportunities that we believe may allow us to increase our existing market share, expand into new markets, broaden our portfolio of products and intellectual property, and strengthen our relationships with our customers.

On February 13, 2011, EchoStar Corporation, ESS and Merger Sub entered into the Merger Agreement with Hughes Communications, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Hughes Communications, with Hughes Communications continuing as the surviving entity, which will become a wholly owned subsidiary of EHHC.  The consummation of this transaction is subject to certain closing conditions, including FCC approval.  We currently expect that EHHC will incur indebtedness, through debt securities, credit facilities, or otherwise, to finance in part the cash consideration and the refinancing of certain existing Hughes Communications debt.  See “The Acquisition.”

The Acquisition brings together two of the leading providers of satellite communications services.  By combining Hughes Communications’ operational strength and proven record of customer satisfaction with ESS’ expertise in cutting edge satellite video technology, we expect that customers will benefit significantly from our shared institutional strengths.  We expect that the combination of ESS and Hughes Communications will create a strong leader in video and data transport, as it enables us to enter the Ka-broadband retail (and wholesale) satellite services market, and would provide us with broad exposure to the global enterprise VSAT market.  Furthermore, we expect that the Acquisition will enable us to export Ka-band consumer expertise internationally, and provide two and three-way bundled service offerings to global markets.  We also view the Acquisition as an opportunity for revenue and cost synergies.

Adverse Economic Conditions

Our ability to grow or maintain our business may be adversely affected by weak global and domestic economic conditions that may adversely affect the markets in which we operate.  Our ability to increase our income or to generate additional revenues will depend in part on our ability to organically grow our business, identify and successfully exploit opportunities to acquire other businesses or technologies, and enter into strategic partnerships.  These activities may require significant additional capital that may not be available on terms that would be attractive to us or at all.  In particular, volatile credit markets, which have significantly impacted the availability and cost of financing, specifically in the leveraged finance markets, may significantly constrain our ability to obtain financing to support our growth initiatives.  These developments in the credit markets may increase our cost of financing and impair our liquidity position.  In addition, these developments may cause us to defer or abandon business strategies and transactions that we would otherwise pursue if financing were available on acceptable terms.

Future Capital Sources

EchoStar Corporation is required to make a contribution sufficient to ensure that EHHC will have a cash balance of $300 million subsequent to the Acquisition.  The Acquisition will primarily be funded with the net proceeds received by EHHC from the proposed offering along with existing cash balances and the aforementioned contribution.  Following the Acquisition, we expect our future working capital, capital expenditures and debt service requirements to be funded with cash generated from operations and future financings.  Since we depend on DISH Network for a substantial portion of our revenue, our cash flow from operations depends heavily on their needs for services.  There can be no assurance that we will always have positive cash flows from operations.

Basis of Presentation

Our consolidated statements of operations include expenses that are clearly identifiable to us as a specific entity or subsidiary of EchoStar engaged in the satellite services business, as well as expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar.  These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  For expenses that are clearly identifiable to us, allocations are made to us on a specific identification basis.  For expenses that are not clearly identifiable to us, allocations are based on the relative percentages, as compared to EchoStar’s other business, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated.

These consolidated financial statements may not include all of the actual expenses that would have been incurred had EHHC been a stand-alone entity.  While we believe the allocations, including their related assumptions, are reasonable, the amounts may not reflect our future results of operations, financial position and cash flows or reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.

EXPLANATION OF KEY METRICS AND OTHER ITEMS

Services and other revenue — DISH Network.  “Services and other revenue — DISH Network” primarily includes revenue associated with satellite and transponder leasing, satellite uplinking/downlinking, telemetry, tracking and control and other services provided to DISH Network.

Services and other revenue — other.  “Services and other revenue — other” primarily includes revenue associated with satellite and transponder leasing, satellite uplinking/downlinking and other services provided to customers other than DISH Network.

Cost of sales - services and other.  “Cost of sales - services and other” principally includes costs associated with satellite and transponder leasing, satellite uplinking/downlinking, telemetry, tracking and control, and other services.

Selling, general and administrative expenses.  “Selling, general and administrative expenses” consists primarily of selling and marketing costs and employee-related costs associated with administrative services (i.e., information systems, human resources and other services), including non-cash, stock-based compensation expense.  It also includes professional fees (i.e., legal, information systems and accounting services) and other items associated with facilities and administrative services provided by DISH Network and other third parties.

Depreciation and amortization.  “Depreciation and amortization” consists primarily of depreciation expense associated with our satellites.

Impairments of long-lived assets.  “Impairments of long-lived assets” consists primarily of impairments of our satellites.

Interest expense, net of amounts capitalized.  “Interest expense, net of amounts capitalized” primarily includes interest expense associated with our capital lease obligations.

Other, net.  The primary component of “Other, net” is equity in earnings and losses of our affiliates.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”).  EBITDA is defined as “Net income (loss)” plus “Interest expense, net of amounts capitalized” net of “Interest income,” “Income taxes” and “Depreciation and amortization.”  This “non-GAAP financial measure” is reconciled to “Net income (loss)” in our discussion of “Results of Operations” below.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010.

	For the Three Months
	Ended March 31,		Variance
Statements of Operations Data	2011	2010	Amount	%
	(In thousands)
Revenue:
Services and other revenue - DISH Network	$53,046	$51,539	$1,507	2.9
Services and other revenue - other	14,858	12,088	2,770	22.9
Total revenue	67,904	63,627	4,277	6.7

Costs and Expenses:
Cost of sales - services and other	17,070	13,654	3,416	25.0
% of Total revenue	25.1%	21.5%
Selling, general and administrative expenses	6,191	2,916	3,275	NM
% of Total revenue	9.1%	4.6%
Depreciation and amortization	23,468	25,141	(1,673)	(6.7)
Total costs and expenses	46,729	41,711	5,018	12.0

Operating income (loss)	21,175	21,916	(741)	(3.4)

Other Income (Expense):
Interest income (1)	30	2	28	NM
Interest expense, net of amounts capitalized	(3,433)	(9,256)	5,823	62.9
Other, net	399	(11)	410	NM
Total other income (expense)	(3,004)	(9,265)	6,261	67.6

Income (loss) before income taxes	18,171	12,651	5,520	43.6
Income tax (provision) benefit, net	(6,688)	(4,668)	(2,020)	(43.3)
Effective tax rate	36.8%	36.9%
Net income (loss)	$11,483	$7,983	$3,500	43.8

Other Data:
EBITDA	$45,042	$47,046	$(2,004)	(4.3)

Services and other revenue — DISH Network.  “Services and other revenue — DISH Network” totaled $53 million during the three months ended March 31, 2011, an increase of $2 million or 2.9% compared to the same period in 2010.  The change was primarily driven by an increase in satellite related revenue provided to DISH Network.  See Note 8 to our condensed unaudited consolidated financial statements for further discussion.

Services and other revenue — other.  “Services and other revenue — other” totaled $15 million during the three months ended March 31, 2011, an increase of $3 million or 22.9% compared to the same period in 2010.  The change was driven primarily by an increase in transponder leasing provided to customers other than DISH Network.

Cost of sales — services and other.  “Cost of sales — services and other” totaled $17 million during the three months ended March 31, 2011, an increase of $3 million or 25.0% compared to the same period in 2010.  This change primarily resulted from an increase in costs related to service on the EchoStar I satellite, which we began leasing from DISH Network late in the first quarter of 2010.  “Cost of sales — services and other” represented 25.1% and 21.5% of “Total revenue” during the three months ended March 31, 2011 and 2010, respectively.  This change in the expense to revenue ratio was primarily driven by the increase in satellite related expense, discussed above.  The majority of our costs associated with transponder leasing are related to satellites, which are included in “Depreciation and amortization” expense and not included as part of the cost of sales.

Selling, general and administrative expenses.  “Selling, general and administrative expenses” totaled $6 million during the three months ended March 31, 2011, an increase of $3 million compared to the same period in 2010, as a result of an increase in professional services fees related to transaction costs for the acquisition of Hughes Communications.  “Selling, general and administrative expenses” represented 9.1% and 4.6% of “Total revenue” during the three months ended March 31, 2011 and 2010, respectively, related to the increase in expenses discussed above.

Depreciation and amortization.  “Depreciation and amortization” totaled $23 million during the three months ended March 31, 2011, an decrease of $2 million or 6.7% compared to the same period in 2010 as a result of a decrease in the asset value of AMC-16 related to the partial loss of satellite capacity for which we reduced the satellite’s carrying value.

Interest expense, net of amounts capitalized.  “Interest expense, net of amounts capitalized” totaled $3 million during the three months ended March 31, 2011, a decrease in expense of $6 million compared to the same period in 2010.  This change primarily resulted from a higher amount of capitalized interest in the three months ended March 31, 2011 compared to the same period in 2010 primarily related to the construction of the EchoStar XVI satellite.

Earnings before interest, taxes, depreciation and amortization.  EBITDA was $45 million during the three months ended March 31, 2011, a decrease of $2 million compared to the same period in 2010.  The following table reconciles EBITDA to the accompanying financial statements.

	For the Three Months
	Ended March 31,
	2011	2010
	(In thousands)
EBITDA	$45,042	$47,046
Interest expense, net	(3,403)	(9,254)
Income tax (provision) benefit, net	(6,688)	(4,668)
Depreciation and amortization	(23,468)	(25,141)
Net income (loss)	$11,483	$7,983

EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.

Income tax (provision) benefit, net.  The income tax provision totaled $7 million during the three months ended March 31, 2011, an increase of $2 million compared to the same period in 2010.  This change resulted primarily from an increase in “Income (loss) before income taxes.”

Net income (loss).  Our net income was $11 million during the three months ended March 31, 2011, an increase of $4 million compared to the same period in 2010.  This increase was primarily attributable to the changes in revenue and expenses discussed above.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009.

	For the Years Ended
	December 31,		Variance
Statements of Operations Data	2010	2009	Amount	%
		(In thousands)
Revenue:
Services and other revenue - DISH Network	$208,364	$131,111	$77,253	58.9
Services and other revenue - other	53,815	41,135	12,680	30.8
Total revenue	262,179	172,246	89,933	52.2

Costs and Expenses:
Cost of sales - services and other	65,469	35,035	30,434	86.9
% of Total revenue	25.0%	20.3%
Selling, general and administrative expenses	12,072	9,512	2,560	26.9
% of Total revenue	4.6%	5.5%
Depreciation and amortization	95,069	107,471	(12,402)	(11.5)
Total costs and expenses	172,610	152,018	20,592	13.5

Operating income (loss)	89,569	20,228	69,341	NM

Other Income (Expense):
Interest income (1)	26	23	3	13.0
Interest expense, net of amounts capitalized	(23,640)	(23,567)	(73)	(0.3)
Other, net	1,289	92	1,197	NM
Total other income (expense)	(22,325)	(23,452)	1,127	4.8

Income (loss) before income taxes	67,244	(3,224)	70,468	NM
Income tax (provision) benefit, net	(24,812)	396	(25,208)	NM
Effective tax rate	36.9%	12.3%
Net income (loss)	$42,432	$(2,828)	$45,260	NM

Other Data:
EBITDA	$185,927	$127,791	$58,136	45.5

(1)  Although interest income is included in “Other, net” on our audited consolidated statements of operations, it is disclosed separately here because it is a component of EBITDA.

Services and other revenue — DISH Network.  “Services and other revenue — DISH Network” totaled $208 million during the year ended December 31, 2010, an increase of $77 million or 58.9% compared to 2009.  The change was driven by an increase in transponder leasing primarily related to the Nimiq 5 satellite, which was placed into service in October 2009 and the increase in monthly lease rates per transponder on certain satellites based on the terms of our amended lease agreements.  See Note 12 to our audited consolidated financial statements for further discussion.

Services and other revenue — other.  “Services and other revenue — other” totaled $54 million during the year ended December 31, 2010, an increase of $13 million or 30.8% compared to 2009.  The change was driven primarily by an increase in transponder leasing provided to customers other than DISH Network.

Cost of sales — services and other.  “Cost of sales — services and other” totaled $65 million during the year ended December 31, 2010, an increase of $30 million or 86.9% compared to 2009.  This change primarily resulted from an increase in costs related to the EchoStar I satellite, which we began leasing from DISH Network during the first quarter of 2010, and costs related to the Nimiq 5 satellite, which was placed into service in October 2009.  “Cost of sales — services and other” represented 25.0% and 20.3% of “Total revenue” during the year ended December 31, 2010 and 2009, respectively.  The increase in this expense to revenue ratio was primarily driven by an increase in costs related to the EchoStar I and Nimiq 5 satellites, partially offset by an increase in transponder leasing revenue, discussed above.  The majority of our costs associated with transponder leasing are related to satellites, which are included in “Depreciation and amortization” expense and not included as part of the cost of sales.

Depreciation and amortization.  “Depreciation and amortization” expense totaled $95 million during the year ended December 31, 2010, a $12 million or 11.5% decrease compared to 2009.  The change in “Depreciation and amortization” expense was primarily related to declines in depreciation expense related to satellites that became fully depreciated in 2010 and lower depreciation expense on AMC-16 as a result of the reduction in its asset value, partially offset by depreciation expense associated with Nimiq 5, which was placed into service in October 2009.

Earnings before interest, taxes, depreciation and amortization.  EBITDA was $186 million during the year ended December 31, 2010, an increase of $58 million compared to 2009.  The following table reconciles EBITDA to the accompanying financial statements.

	For the Years Ended
	December 31,
	2010	2009
	(In thousands)
EBITDA	$185,927	$127,791
Interest expense, net	(23,614)	(23,544)
Income tax (provision) benefit, net	(24,812)	396
Depreciation and amortization	(95,069)	(107,471)
Net income (loss)	$42,432	$(2,828)

EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.

Income tax (provision) benefit, net.  The income tax provision totaled $25 million during the year ended December 31, 2010, compared to an income tax benefit of less than $1 million in 2009.  The income tax provision resulted primarily from our income before income taxes during the year ended December 31, 2010, compared to our loss before income taxes incurred in 2009, and an increase in our effective tax rate from 2009 to 2010.  During the year ended December 31, 2009, our state tax rates increased, which caused an increase in our state income tax provision and cumulative deferred tax liabilities, leading to a decline in our total income tax benefit and a decrease in our overall effective tax rate in 2009.

Net income (loss).  Our net income was $42 million during the year ended December 31, 2010, compared to a net loss of $3 million in 2009.  This change was primarily attributable to the changes in revenue and expenses discussed above.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008.

	For the Years Ended
	December 31,		Variance
Statements of Operations Data	2009	2008	Amount	%
		(In thousands)
Revenue:
Services and other revenue - DISH Network	$131,111	$149,513	$(18,402)	(12.3)
Services and other revenue - other	41,135	30,138	10,997	36.5
Total revenue	172,246	179,651	(7,405)	(4.1)

Costs and Expenses:
Cost of sales - services and other	35,035	37,282	(2,247)	(6.0)
% of Total revenue	20.3%	20.8%
Selling, general and administrative expenses	9,512	6,868	2,644	38.5
% of Total revenue	5.5%	3.8%
Depreciation and amortization	107,471	141,701	(34,230)	(24.2)
Impairments of long-lived assets	—	234,959	(234,959)	(100.0)
Total costs and expenses	152,018	420,810	(268,792)	(63.9)

Operating income (loss)	20,228	(241,159)	261,387	NM

Other Income (Expense):
Interest income (1)	23	53	(30)	(56.6)
Interest expense, net of amounts capitalized	(23,567)	(30,836)	7,269	23.6
Other, net	92	3	89	NM
Total other income (expense)	(23,452)	(30,780)	7,328	23.8

Income (loss) before income taxes	(3,224)	(271,939)	268,715	98.8
Income tax (provision) benefit, net	396	98,126	(97,730)	(99.6)
Effective tax rate	12.3%	36.1%
Net income (loss)	$(2,828)	$(173,813)	$170,985	98.4

Other Data:
EBITDA	$127,791	$(99,455)	$227,246	NM

(1)  Although interest income is included in “Other, net” on our audited consolidated statements of operations, it is disclosed separately here because it is a component of EBITDA.

Services and other revenue — DISH Network.  “Services and other revenue — DISH Network” totaled $131 million during the year ended December 31, 2009, a decrease of $18 million or 12.3% compared to 2008.  The change was driven primarily by a reduction in the number of transponders leased to DISH Network as a result of the launch of a satellite owned by DISH Network in July 2008.

Services and other revenue — other.  “Services and other revenue — other” totaled $41 million during the year ended December 31, 2009, an increase of $11 million or 36.5% compared to 2008.  The change was primarily related to an increase in transponder leasing to Dish Mexico which began service in November 2008.

Cost of sales — services and other.  “Cost of sales — services and other” totaled $35 million during the year ended December 31, 2009, a decrease of $2 million or 6.0% compared to 2008.  This change primarily resulted from a decline in transponder leasing and other services provided to DISH Network, partially offset by the increase in costs related to the Nimiq 5 satellite, which was placed into service in October 2009.

Depreciation and amortization.  “Depreciation and amortization” expense totaled $107 million during the year ended December 31, 2009, a $34 million or 24.2% decrease compared to 2008.  The decrease in “Depreciation and amortization” expense was primarily due to less depreciation expense on our AMC-15 and AMC-16 satellites, with respect to which we incurred combined impairments of

$218 million in 2008.  See Note 4 to our audited consolidated financial statements for further discussion.  This decrease was partially offset by an increase in depreciation expense associated with the Nimiq 5 satellite, which was placed into service in October 2009.

Impairments of long-lived assets.  “Impairments of long-lived assets” totaled $235 million during the year ended December 31, 2008, which primarily resulted from impairments of our AMC-15 and AMC-16 satellites.  See Note 4 to our audited consolidated financial statements for further discussion.

Earnings before interest, taxes, depreciation and amortization. EBITDA was $128 million during the year ended December 31, 2009, an increase of $227 million compared to 2008. EBITDA for the year ended December 31, 2008 included “Impairments of long-lived assets” of $235 million. The following table reconciles EBITDA to the accompanying financial statements.

	For the Years Ended
	December 31,
	2009	2008
	(In thousands)
EBITDA	$127,791	$(99,455)
Interest expense, net	(23,544)	(30,783)
Income tax (provision) benefit, net	396	98,126
Depreciation and amortization	(107,471)	(141,701)
Net income (loss)	$(2,828)	$(173,813)

EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.

Income tax (provision) benefit, net.  During the year ended December 31, 2009, we recorded an income tax benefit of less than $1 million, a decrease of $98 million in the benefit compared to 2008.  This change resulted primarily from the decline in our loss before income taxes and the change in our effective tax rate.  During the year ended December 31, 2009, our state tax rates increased, which caused an increase in our state income tax provision and cumulative deferred tax liabilities, leading to a decline in our total income tax benefit and a decrease in our overall effective tax rate in 2009.

Net income (loss).  Our net loss was $3 million during the year ended December 31, 2009, a $171 million decrease in the net loss compared to 2008. This decrease was primarily attributable to the changes in revenue and expenses discussed above.

LIQUIDITY AND CAPITAL RESOURCES

Cash and Cash Equivalents

We consider all liquid investments purchased within 90 days of their maturity to be cash equivalents.  As of December 31, 2010, our cash and cash equivalents totaled $106,000 compared to zero as of December 31, 2009.  As of March 31, 2011, our cash and cash equivalents totaled $519,000.  The following discussion highlights our cash flow activities during the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011.

Cash flows from operating activities.  We typically reinvest the cash flow from operating activities in our business.  For the year ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011, we reported net cash inflows from operating activities of $168 million, $78 million, $81 million and $51 million, respectively.

The $90 million improvement in net cash inflows from operating activities during the year ended December 31, 2010 compared to 2009 was primarily attributable to an increase of $58 million in net income adjusted to exclude non-cash changes in “Depreciation and amortization” and “Deferred tax expense (benefit).”  This improvement was also attributable to an increase in cash resulting from changes in operating assets and liabilities of $33 million.

The $3 million decrease in net cash inflows from operating activities during the year ended December 31, 2009 compared to 2008 was primarily attributable to a decrease in cash resulting from changes in operating assets and liabilities of $2 million and a decrease in net loss adjusted to exclude non-cash changes in “Impairments of long-lived assets,” “Depreciation and amortization” and “Deferred tax expense (benefit).”

The net cash inflows from operating activities of $51 million during the three months ended March 31, 2011 were primarily comprised of net income adjusted to exclude non-cash charges for “Depreciation and amortization” expense of $35 million and by changes in operating assets and liabilities related to timing differences between book expense and cash payments.

Cash flows from investing activities.  Our investing activities generally include capital expenditures and strategic investments.  For the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011, we reported net cash outflows from investing activities of $120 million, $138 million, $28 million and $17 million, respectively.

The decrease in net cash outflows from investing activities from 2009 to 2010 of $18 million primarily resulted from changes in restricted cash and cash equivalents of $16 million, including $1 million of cash inflows in 2010 and $15 million of cash outflows in 2009, and from a decline in capital expenditures of $3 million compared to 2009.

The increase in net cash outflows from investing activities from 2008 to 2009 of $110 million primarily resulted from an increase in cash outflows related to capital expenditures for satellites of $53 million, proceeds from an insurance settlement of $41 million in 2008 and an increase in cash outflows related to changes in restricted cash and cash equivalents of $16 million.

The net cash outflows from investing activities of $17 million during the three months ended March 31, 2011 were primarily related to satellite capital expenditures.

Cash flows from financing activities.  Our financing activities generally include cash used for payment of capital lease obligations and cash inflows from, or outflows to, EchoStar Corporation in the form of advances or distributions.  For the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011, we reported financing activities of $47 million in net cash outflows, $60 million in net cash inflows, $53 million in net cash outflows and $34 million in net cash outflows, respectively.

The increase in net cash outflows from financing activities from 2009 to 2010 of $107 million principally resulted from a decrease in advances from EchoStar Corporation of $104 million.

The increase in net cash inflows from financing activities from 2008 to 2009 of $113 million principally resulted from changes in “Advances (distributions) to owner” of $118 million, partially offset by an increase in repayments of long-term debt and capital lease obligations of $5 million.

The net cash outflows from financing activities of $34 million during the three months ended March 31, 2011 primarily resulted from a distribution to EchoStar of $22 million and the repayment of debt of $13 million.

Satellites

As our satellite fleet ages, we will be required to evaluate replacement alternatives such as acquiring, leasing or constructing additional satellites, with or without customer commitments for capacity.

Obligations and Future Capital Requirements

Contractual Obligations and Off-Balance Sheet Arrangements

Future maturities of our contractual obligations as of December 31, 2010 are summarized as follows:

	Payments due by period
	Total	2011	2012	2013	2014	2015	Thereafter
	(In thousands)
Long-term debt obligations	$6,314	$707	$764	$826	$892	$963	$2,162
Capital lease obligations	405,449	51,506	56,832	62,651	64,850	11,088	158,522
Interest expense on long-term debt and capital lease obligations	222,005	37,230	32,493	27,259	21,484	17,850	85,689
Satellite-related obligations	986,285	140,066	158,664	78,189	75,057	63,895	470,414
Purchase and other obligations	9,923	9,923	—	—	—	—	—
Total	$1,629,976	$239,432	$248,753	$168,925	$162,283	$93,796	$716,787

In certain circumstances the dates on which we are obligated to make these payments could be delayed.  These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

In general, we do not engage in off-balance sheet financing activities.

Satellite-Related Obligations

Satellites Under Construction.  As of December 31, 2010, we had entered into the following contracts to construct new satellites which are contractually scheduled to be completed within the next two years.  Future commitments related to these satellites are included in the table above under “Satellite-related obligations.”

•                  QuetzSat-1.  During 2008, we entered into a ten-year satellite service agreement with SES to lease all of the capacity on QuetzSat-1.  QuetzSat-1 is expected to be launched during the second half of 2011 and will operate at the 77 degree orbital location.  Upon expiration of the initial term, we have the option to renew the transponder service agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  DISH Network has agreed to lease 24 of the 32 DBS transponders on this satellite from us.  The expected future payments related to QuetzSat-1 were $287 million as of December 31, 2010 and $287 million as of March 31, 2011.

•                  EchoStar XVI.  During November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be completed during the second half of 2012 and will operate at the 61.5 degree orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.  The expected future payments related to EchoStar XVI were $85 million as of December 31, 2010 and $137 million as of March 31, 2011, including the launch contract which was previously assigned to CMBStar.

Purchase Obligations

Our purchase obligations primarily consist of binding purchase orders for equipment and for our share of transitional service agreements entered into between EchoStar and DISH Network.

Satellite Insurance

We generally do not carry insurance for any of the in-orbit satellites that we use because we believe that the premium costs are uneconomical relative to the risk of satellite failure.  The loss of a satellite or other satellite malfunctions or anomalies could have a material adverse effect on our financial performance which we may not be able to mitigate by using available capacity on other satellites.  There can be no assurance that we can recover critical transmission capacity in the event one or more of our in-orbit satellites were to fail.  In addition, the loss of a satellite or other satellite malfunctions or anomalies could affect our ability to comply with FCC regulatory obligations and our ability to fund the construction or acquisition of replacement satellites for our in-orbit fleet in a timely fashion, or at all.

Future Capital Requirements

EchoStar Corporation is required to make a contribution sufficient to ensure that EHHC will have a cash balance of $300 million subsequent to the Acquisition.  The Acquisition will primarily be funded with the net proceeds received by EHHC from the proposed offering along with existing cash balances and the aforementioned contribution.  Following the Acquisition, we expect our future working capital, capital expenditures and debt service requirements to be funded with cash generated from operations and future financings.  Since we depend on DISH Network for a substantial portion of our revenue, our cash flow from operations depends heavily on their needs for services.  There can be no assurance that we will always have positive cash flows from operations.  After completing the Acquisition and related financing transactions, we will have a significant amount of outstanding indebtedness.  As of March 31, 2011, after giving effect to the Acquisition and related financing transactions, our total indebtedness would have been $2.2 billion (including the Notes offered hereby).  Our liquidity requirements will be significant, primarily due to our debt service requirements.

Our future capital expenditures are likely to increase if we make additional investments in infrastructure necessary to support and expand our business, or if we decide to purchase one or more additional satellites.  Other aspects of our business operations may also require additional capital.  We periodically evaluate various strategic initiatives, the pursuit of which also could require us to raise significant additional capital.

However, there can be no assurance that we could raise all required capital or that required capital would be available on acceptable terms or at all.  Our financial condition is dependent upon our future financial performance, which is subject to many economic, commercial, financial and other factors that are beyond our control.  Any renewed weakness in the financial markets could make it difficult for certain borrowers to access capital markets at acceptable terms or at all, which may significantly constrain our ability to obtain financing to support our business operations.  This may have a significant effect on our cost of financing and our liquidity position and may, as a result, cause us to defer or abandon profitable business strategies that we would otherwise pursue if financing were available on acceptable terms.  In addition, sustained economic weakness may limit our ability to generate sufficient internal cash to fund investments, capital expenditures, acquisitions and other strategic transactions.  Debt-financing arrangements may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness and may contain other terms that are not favorable to us.  If we are unable to obtain adequate funds on reasonable terms, we may be required to curtail operations significantly or obtain funds by entering into financing, supply or joint venture agreements on unattractive terms.

Critical Accounting Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect amounts reported therein.  Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances.  Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.  The following represent what we believe are the critical accounting policies that may involve a high degree of estimation, judgment and complexity.  For a summary of our significant accounting policies, including those discussed below, see Note 2 to our audited consolidated financial statements included in this Exhibit 99.1.

•                  Valuation of long-lived assets.  We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review.  See Note 2 to our audited consolidated financial statements included in this Exhibit 99.1.  The carrying value of a long-lived asset or asset group is considered impaired when the anticipated undiscounted cash flows from such asset or asset group is less than its carrying value.  In that event, a loss is recorded in “Impairments of long-lived assets” on our consolidated statements of operations based on the amount by which the carrying value exceeds the fair value of the long-lived asset or asset group.  Fair value is determined primarily using the estimated cash flows associated with the asset or asset group under review, discounted at a rate commensurate with the risk involved.  Losses on long-lived assets to be disposed of by sale are determined in a similar manner, except that fair values are reduced for estimated selling costs.  Among other reasons, changes in estimates of future cash flows could result in a write-down of the asset in a future period.

•                  Income taxes.  Our income tax policy is to record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carryforwards.  Determining necessary valuation allowances requires us to make assessments about the timing of future events, including the probability of expected future taxable income and available tax planning opportunities.  We periodically evaluate our need for a valuation allowance based on both historical evidence, including trends, and future expectations in each reporting period.  Any such valuation allowance is recorded in either “Income tax (provision) benefit, net” on our consolidated statements of operations or “Total stockholders’ equity (deficit)” on our consolidated balance sheets.  Future performance could have a significant effect on the realization of tax benefits, or reversals of valuation allowances, as reported in our consolidated results of operations.

•                  Uncertainty in tax positions.  Management evaluates the recognition and measurement of uncertain tax positions based on applicable tax law, regulations, case law, administrative rulings and pronouncements and the facts and circumstances surrounding the tax position.  Changes in our estimates related to the recognition and measurement of the amount recorded for uncertain tax positions could result in significant changes in our “Income tax provision (benefit),” which could be material to our consolidated results of operations.

•                  Contingent liabilities.  A significant amount of management judgment is required in determining when, or if, an accrual should be recorded for a contingency and the amount of such accrual.  Estimates generally are developed in consultation with outside counsel and are based on an analysis of potential outcomes.  Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period to “Selling, general and administrative expenses” on our consolidated statements of operations that would be material to our consolidated results of operations and financial position.

Inflation

Inflation has not materially affected our operations during the past three years.  We believe that our ability to increase the prices charged for our services in future periods will depend primarily on competitive pressures or contractual terms.

Satellites

As our satellite fleet ages, we will be required to evaluate replacement alternatives such as acquiring, leasing or constructing additional satellites, with or without customer commitments for capacity.

Backlog

Our contracted backlog represents the future revenue we expect to realize under all current contractual service agreements for satellite capacity.  This is comprised of all amounts due under a contract through the expiration date.  We do not assume a given contract will be renewed beyond its stated expiration date.  Contracted backlog is attributable both to satellites currently in orbit and to two satellites, EchoStar XVI and QuetzSat-1, currently under construction.  As of December 31, 2010 and March 31, 2011, our contracted revenue backlog attributable to satellites currently in orbit was approximately $1.1 billion and $981 million, respectively, and our contracted revenue backlog attributable to satellites under construction was $1.1 billion and $1.1 billion, respectively. Contracts with our customers for satellite capacity are typically long-term commitments of up to 10 years.

INDEX TO EH HOLDING CORPORATION’S COMBINED FINANCIAL STATEMENTS

Page
Combined Financial Statements:

Report of KPMG LLP, Independent Registered Public Accounting Firm	F—2
Combined Balance Sheets at December 31, 2010 and 2009	F—3
Combined Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F—4
Combined Statements of Net Investment in EH Holding Corporation for the years ended December 31, 2010, 2009 and 2008	F—5
Combined Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F—6
Notes to Combined Financial Statements	F—7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

EH Holding Corporation:

We have audited the accompanying combined balance sheets of EH Holding Corporation as of December 31, 2010 and 2009, and the related combined statements of operations, net investment, and cash flows for each of the years in the three-year period ended December 31, 2010. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of EH Holding Corporation as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado
March 29, 2011

EH HOLDING CORPORATION

COMBINED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	As of December 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$106	$—
Trade accounts receivable - DISH Network, net of allowance for doubtful accounts of zero	32,455	26,957
Trade accounts receivable - other, net of allowance for doubtful accounts of $4,725 and $2,243, respectively	6,505	5,352
Deferred tax assets	4,994	4,986
Other current assets	8,261	8,594
Total current assets	52,321	45,889

Noncurrent Assets:
Restricted cash and cash equivalents	16,575	17,362
Property and equipment, net	818,087	769,117
FCC authorizations	65,658	65,658
Other noncurrent assets, net	44,035	44,703
Total noncurrent assets	944,355	896,840
Total assets	$996,676	$942,729

Liabilities and Net investment in EHHC
Current Liabilities:
Trade accounts payable - other	$9,273	$905
Trade accounts payable - DISH Network	8,703	—
Accrued expenses and other	20,049	19,141
Current portion of long-term debt and capital lease obligations	52,213	52,284
Total current liabilities	90,238	72,330

Long-Term Obligations, Net of Current Portion:
Long-term debt and capital lease obligations, net of current portion	359,550	391,609
Deferred tax liabilities	66,021	41,198
Other long-term liabilities	234	12
Total long-term obligations, net of current portion	425,805	432,819
Total liabilities	516,043	505,149

Commitments and Contingencies (Note 9)

Net investment in EHHC:
Common stock, $.01 par value, 1,000,000 shares authorized	—	—
Owner's net investment	480,633	437,580
Total net investment in EHHC	480,633	437,580
Total liabilities and net investment in EHHC	$996,676	$942,729

The accompanying notes are an integral part of these combined financial statements.

EH HOLDING CORPORATION

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Revenue:
Services and other revenue - DISH Network	$208,364	$131,111	$149,513
Services and other revenue - other	53,815	41,135	30,138
Total revenue	262,179	172,246	179,651

Costs and Expenses:
Cost of sales - services and other (exclusive of depreciation shown below - Note 3)	65,469	35,035	37,282
Selling, general and administrative expenses (Note 2)	12,072	9,512	6,868
Depreciation and amortization (Note 3)	95,069	107,471	141,701
Impairments of long-lived assets (Note 4)	—	—	234,959
Total costs and expenses	172,610	152,018	420,810

Operating income (loss)	89,569	20,228	(241,159)

Other Income (Expense):
Interest expense, net of amounts capitalized	(23,640)	(23,567)	(30,836)
Other, net	1,315	115	56
Total other income (expense)	(22,325)	(23,452)	(30,780)

Income (loss) before income taxes	67,244	(3,224)	(271,939)
Income tax (provision) benefit, net	(24,812)	396	98,126
Net income (loss)	$42,432	$(2,828)	$(173,813)

The accompanying notes are an integral part of these combined financial statements.

EH HOLDING CORPORATION

COMBINED STATEMENTS OF NET INVESTMENT IN EH HOLDING CORPORATION

(In thousands)

Net
Investment
in EHHC
Balance, January 1, 2008	$522,492
Advances (distributions) to owner	(13,989)
Stock-based compensation	809
Other	81
Net income (loss)	(173,813)
Balance, December 31, 2008	335,580
Advances (distributions) to owner	103,971
Stock-based compensation	861
Other	(4)
Net income (loss)	(2,828)
Balance, December 31, 2009	437,580
Advances (distributions) to owner	274
Stock-based compensation	349
Other	(2)
Net income (loss)	42,432
Balance, December 31, 2010	$480,633

The accompanying notes are an integral part of these combined financial statements.

EH HOLDING CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Cash Flows From Operating Activities:
Net income (loss)	$42,432	$(2,828)	$(173,813)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	95,069	107,471	141,701
Impairments of long-lived assets	—	—	234,959
Non-cash, stock-based compensation	349	861	809
Deferred tax expense (benefit)	24,812	(396)	(98,126)
Other, net	(1,174)	7	(73)
Change in noncurrent assets	2,437	(20,881)	(4,881)
Changes in current assets and current liabilities:
Trade accounts receivable - other	(3,635)	(2,678)	(1,028)
Allowance for doubtful accounts	2,482	1,853	390
Trade accounts receivable - DISH Network	(5,498)	(5,057)	(21,900)
Other current assets	333	(2,472)	(2,786)
Trade accounts payable - other	1,096	1,099	(40)
Trade accounts payable - DISH Network	8,703	(239)	239
Accrued expenses and other	121	1,445	5,222
Net cash flows from operating activities	167,527	78,185	80,673

Cash Flows From Investing Activities:
Purchases of property and equipment	(120,450)	(123,196)	(69,569)
Proceeds from insurance settlement	—	—	40,750
Change in restricted cash and cash equivalents	787	(15,000)	788
Other, net	(528)	—	—
Net cash flows from investing activities	(120,191)	(138,196)	(28,031)

Cash Flows From Financing Activities:
Repayment of long-term debt and capital lease obligations	(47,504)	(43,960)	(38,653)
Advances (distributions) to owner	274	103,971	(13,989)
Net cash flows from financing activities	(47,230)	60,011	(52,642)

Net increase (decrease) in cash	106	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$106	$—	$—

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest (including capitalized interest)	$41,627	$31,764	$31,564
Capitalized interest	$17,996	$8,197	$716
Cash received for interest	$26	$23	$52
Satellites financed under capital lease obligations	$55,873	$152,814	$—
Reduction of capital lease obligations and associated asset value for AMC-16 (Note 3)	$39,442	$—	$4,687

The accompanying notes are an integral part of these combined financial statements.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

1.                          Organization and Business Activities

Principal Business

EH Holding Corporation (referred to as “EHHC,” the “Company,” “we,” “us” and/or “our”) is a holding company and a direct, wholly-owned subsidiary of EchoStar Corporation (“EchoStar”), a publicly traded company listed on the Nasdaq Global Select Market.  EHHC was formed under Colorado law in March 2011 and its common stock is held by EchoStar.  Our historical combined financial statements reflect the historical financial position and results of combined operations of entities included in the consolidated financial statements of EchoStar that generally represent EchoStar’s satellite services business.  The assets and liabilities included in these historical financial statements were contributed to EHHC, effective March 2011, except as disclosed in Note 2.  EHHC operates in only one reportable business segment in North America, the satellite services segment, which uses our ten owned and leased in-orbit satellites and related Federal Communications Commission (“FCC”) licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network Corporation (“DISH Network”), and secondarily to Dish Mexico S. de R.L. de C.V. (“Dish Mexico”), U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  We also use certain of our satellites to offer our ViP-TV service, which transports MPEG-4 IP encapsulated standard-definition and high-definition programming to telecommunications companies and rural cable operators.

Effective January 1, 2008, DISH Network completed its distribution to EchoStar (the “Spin-off”) of its digital set-top box business and certain infrastructure and other assets, including certain of its satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities (generally the satellites and related satellite service assets transferred in the Spin-off form what is EHHC).  Prior to the January 1, 2008 Spin-off of EchoStar, the assets and liabilities comprising EchoStar’s satellite services business were an integral part of DISH Network’s subscription television service.  Since the Spin-off, EchoStar and DISH Network have operated as separate publicly-traded companies, and neither entity has any ownership interest in the other.  However, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family.

The following table summarizes the significant entities included in these combined financial statements.

Referred to
Legal Entities	Herein As
EH Holding Corporation	EHHC
EchoStar Satellite Services L.L.C.	ESS
EchoStar Satellite Operating Corporation	ESOC
EchoStar 77 Corporation	E77C

2.                          Summary of Significant Accounting Policies

Basis of Presentation

As indicated above, the combined financial statements reflect the historical financial position, results of operations and cash flows of certain entities included in the consolidated financial statements and accounting records of EchoStar that principally represent its satellite services business.

The combined statements of operations include expenses that were clearly identifiable to us as a specific entity or subsidiary of EchoStar engaged in the satellite services business, as well as expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar.  These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  For expenses that were clearly identifiable to us, allocations were made to us on a specific identification basis.  For expenses that were not clearly identifiable to us, allocations were based on the relative percentages, as compared to EchoStar’s other business, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

While we believe the allocations, including their related assumptions, in the combined financial statements are reasonable, the combined financial statements included herein may not reflect our future results of operations, financial position and cash flows or reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.

These combined financial statements reflect consideration of the accounting and disclosure impacts of subsequent events through March 29, 2011, the date of issuance.

Principles of Combination

We have included in the combined financial statements all majority owned subsidiaries and investments in entities in which we have controlling influence.  Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the investee.  When we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used.  All significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, allowances for doubtful accounts, self-insurance obligations, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair value of options granted under EchoStar’s stock-based compensation plans, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, useful lives of property, equipment and intangible assets.  Weakened economic conditions have increased the inherent uncertainty in the estimates and assumptions indicated above.  Actual results may differ from previously estimated amounts, and such differences may be material to the combined financial statements.  Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively in the period they occur.

Accounts Receivable

Management estimates the amount of required allowances for the potential non-collectability of accounts receivable based upon past collection experience and consideration of other relevant factors.  However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.

Cash and Cash Equivalents

We consider all liquid investments purchased with an original maturity of 90 days or less to be cash equivalents.  Our cash and cash equivalents historically were managed by EchoStar.  Cash generated and used by us was therefore effectively transferred between EchoStar and us as reported in “Advances (distributions) to owner” in our Combined Statements of Cash Flows and Net Investment in EH Holding Corporation.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is recorded on a straight-line basis over lives ranging from one to fifteen years.  Repair and maintenance costs are charged to expense when incurred.  Renewals and betterments are capitalized.

The cost of satellites under construction, including certain amounts prepaid under our satellite service agreements, is capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite.  If a satellite were to fail during launch or while in-orbit, generally, the resultant loss would be charged to expense in the period such loss was incurred.  The amount of any such loss would be reduced to the extent of insurance proceeds estimated to be received, if any.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.  For assets which are held and used in operations, the asset would be impaired if the carrying value of the asset exceeded its undiscounted future net cash flows.  Once an impairment is determined, the actual impairment is reported as the difference between the carrying value and the fair value as estimated using discounted cash flows.  Assets which are to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  We consider relevant cash flow, estimated future operating results, trends and other available information in assessing whether the carrying value of assets are recoverable.

Intangible Assets and FCC Authorizations

We do not amortize intangible assets with indefinite useful lives, but test for impairment annually or whenever indicators of impairments arise.  Intangible assets that have finite lives are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Generally, we have determined that our FCC licenses have indefinite useful lives due to the following:

•                  FCC spectrum is a non-depleting asset;

•                  replacement satellite applications are generally authorized by the FCC subject to certain conditions, without substantial cost under a stable regulatory, legislative and legal environment;

•                  maintenance expenditures in order to obtain future cash flows are not significant; and

•                  we intend to use these assets indefinitely.

In conducting our annual impairment tests, we have historically determined that the estimated fair value of the FCC licenses, calculated using the discounted cash flow analysis, exceeded their carrying amount.

All of the owned satellites (as disclosed in Note 3) and the related FCC licenses that are included in our combined financial statementsare currently held by our parent, EchoStar, and have historically been attributed to EchoStar’s satellite services segment.  As part of the contribution of the satellite services segment to us, EchoStar has submitted a request to the FCC to effect a transfer and assignment of the licenses to us and our subsidiaries.  The proposed transfer is considered “pro forma” under FCC rules and regulations because the entities receiving the licenses are wholly owned by EchoStar and no actual change in control over the licenses will occur.  While there can be no assurance that the FCC will grant EchoStar’s request, we expect the FCC to rule on EchoStar’s request during the second quarter of 2011.  If the FCC grants EchoStar’s request, EchoStar will transfer and assign the satellites and FCC licenses to us and our subsidiaries.

Sales Taxes

We account for sales taxes imposed on our goods and services on a net basis in the combined statements of operations.  Since we primarily act as an agent for the governmental authorities, the amount charged to the customer is collected and remitted directly to the appropriate jurisdictional entity.

Income Taxes

We establish a provision for income taxes currently payable or receivable and for income tax amounts deferred to future periods.  Deferred tax assets and liabilities are recorded for the estimated future tax effects of differences that exist between the book and tax basis of assets and liabilities.  Deferred tax assets are offset by valuation allowances when we believe it is more likely than not that such net deferred tax assets will not be realized.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Accounting for Uncertainty in Income Taxes

From time to time, we engage in transactions where the tax consequences may be subject to uncertainty.  We record a liability when, in management’s judgment, a tax filing position does not meet the more likely than not threshold.  For tax positions that meet the more likely than not threshold, we may record a liability depending on management’s assessment of how the tax position will ultimately be settled.  We adjust our estimates periodically based on ongoing examinations by and settlements with various taxing authorities, as well as changes in tax laws, regulations and precedent.  We classify interest and penalties, if any, associated with our uncertain tax positions as a component of “Interest expense, net of amounts capitalized” and “Other, net,” respectively.

Fair Value of Financial Instruments

As of December 31, 2010 and 2009, the carrying value of our cash and cash equivalents; trade accounts receivable, net of allowance for doubtful accounts; current liabilities and long-term debt is equal to or approximates fair value due to their short-term nature or proximity to current market rates.

Revenue Recognition

Revenue is recognized when an arrangement exists, prices are determinable, collectability is reasonably assured and the goods or services have been delivered.  If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.  Revenue from satellite services is therefore generally recognized when the related services are performed.

Cost of Sales

The costs associated with satellite services are recognized as the services are performed or as incurred.

Restricted Cash and Cash Equivalents

As of December 31, 2010 and 2009, our restricted cash and cash equivalents included amounts required as collateral for our letters of credit or surety bonds.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

3.         Property and Equipment

Property and equipment consist of the following:

	Depreciable
	Life	As of December 31,
	(In Years)	2010	2009
		(In thousands)
Furniture, fixtures, equipment and other	1-10	$13,812	$13,044
Satellites:
EchoStar III - fully depreciated	N/A	234,083	234,083
EchoStar IV - fully depreciated	N/A	78,511	78,511
EchoStar VI	12	244,305	244,305
EchoStar VIII	12	175,801	175,801
EchoStar IX	12	127,376	127,376
EchoStar XII	10	190,051	190,051
Satellites acquired under capital leases	10-15	534,673	508,553
Construction in process	—	316,180	199,239
Total property and equipment		1,914,792	1,770,963
Accumulated depreciation		(1,096,705)	(1,001,846)
Property and equipment, net		$818,087	$769,117

“Construction in process” consists of the following:

	As of December 31,
	2010	2009
	(In thousands)
Progress amounts for satellite construction, including certain amounts prepaid under satellite service agreements:
EchoStar XVI	$100,312	$30,400
QuetzSat-1	162,947	102,315
Other	51,981	66,483
Other	940	41
Construction in process	$316,180	$199,239

Depreciation and amortization expense consists of the following:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Satellites	$92,875	$105,301	$139,079
Furniture, fixtures, equipment and other	2,190	2,167	2,122
Identifiable intangible assets subject to amortization	4	3	500
Total depreciation and amortization	$95,069	$107,471	$141,701

Cost of sales and operating expense categories included in our accompanying Combined Statements of Operations do not include depreciation expense.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Satellites

We currently utilize ten satellites in geostationary orbit approximately 22,300 miles above the equator, four of which are leased. Three of our leased satellites are accounted for as capital leases and are depreciated over the terms of the satellite service agreements. We also lease capacity on one satellite from DISH Network that is accounted for as an operating lease.

			Original
		Degree	Useful Life/
	Launch	Orbital	Lease Term
Satellites	Date	Location	(In Years)
Owned:
EchoStar III (1)	October 1997	61.5	12
EchoStar IV (2)	May 1998	77	12
EchoStar VI (1)	July 2000	77	12
EchoStar VIII (1)	August 2002	77	12
EchoStar IX (1)	August 2003	121	12
EchoStar XII (1)	July 2003	61.5	10

Leased from DISH Network:
EchoStar I (1)	December 1995	77	12

Leased from Other Third Parties:
AMC-15 (3)	December 2004	105	10
AMC-16 (3)	January 2005	85	10
Nimiq 5 (1) (3)	September 2009	72.7	15

Under Construction:
QuetzSat-1 (leased) (1)	2011	77	10
EchoStar XVI (owned) (1)	2012	61.5	15

(1)          See Note 12 for further discussion of our Related Party Agreements.

(2)          Fully depreciated and not currently in service.

(3)          These satellites are accounted for as capital leases.

We evaluate our satellites for impairment and test for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.  Certain of the anomalies discussed below, may be considered to represent a significant adverse change in the physical condition of a particular satellite.  However, based on the redundancy designed within each satellite, these anomalies are not considered to be significant events that would require evaluation for impairment recognition because the projected cash flows have not been significantly affected by these anomalies.  There can be no assurance that future anomalies will not further impact the remaining useful life and commercial operation of any of these satellites.  There can be no assurance that we can recover critical transmission capacity in the event one or more of our in-orbit satellites were to fail.  We generally do not carry insurance for any of the in-orbit satellites that we use, and therefore we will bear the risk of any in-orbit failures.  Recent developments with respect to certain of our satellites are discussed below.

Owned Satellites

EchoStar III.  EchoStar III was originally designed to operate a maximum of 32 DBS transponders in a mode that provides service to the entire continental United States (“CONUS”) at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel, and was equipped with a total of 44 traveling wave tube amplifiers (“TWTAs”) to provide redundancy.  As a result of TWTA failures in previous years, during January and May 2010, and February 2011, only 10 transponders are currently available for use.  Although these failures have impacted the commercial operation of the satellite, the satellite has been fully depreciated.  It is likely that additional TWTA failures will occur from time to time in the future and such failures could further impact commercial operation of the satellite.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

EchoStar VI.  EchoStar VI was designed with 108 solar array strings, of which approximately 102 are required to assure full power availability for the original minimum 12-year useful life of the satellite.  During March and August 2010, EchoStar VI experienced anomalies resulting in the loss of 24 solar array strings, reducing the number of functional solar array strings to 84.  While these anomalies did not reduce the estimated useful life of the satellite to less than 12 years, commercial operation has been impacted and there can be no assurance that future anomalies will not reduce its useful life or further impact its commercial operation.  The satellite was designed to operate 32 DBS transponders in CONUS at approximately 125 watts per channel, switchable to 16 DBS transponders operating at approximately 250 watts per channel.  The power reduction resulting from the solar array failures currently limits us to operating 24 DBS transponders in CONUS at approximately 125 watts per channel, switchable to 12 DBS transponders operating at approximately 250 watts per channel.  The number of transponders to which power can be provided is expected to decline in the future at the rate of approximately one transponder every three years.

EchoStar VIII.  EchoStar VIII was designed to operate 32 DBS transponders in CONUS at approximately 120 watts per channel, switchable to 16 DBS transponders operating at approximately 240 watts per channel.  EchoStar VIII was also designed with spot-beam technology.  This satellite has experienced several anomalies prior to 2011 and during January 2011, the satellite experienced an anomaly, which temporarily disrupted electrical power to some components causing an interruption of broadcast service.  In addition, one of the two CPUs used to control the satellite failed in connection with this anomaly.  None of these anomalies has impacted the commercial operation or estimated useful life of the satellite.  However, there can be no assurance that this anomaly or any future anomalies will not reduce its useful life or impact its commercial operation.

Leased Satellites

AMC-16.  AMC-16 commenced commercial operation during February 2005 and currently operates at the 85 degree orbital location.  This SES World Skies satellite is equipped with 24 Ku-band fixed satellite services (“FSS”) transponders that operate at approximately 120 watts per channel and a Ka-band payload consisting of 12 spot beams.  During 2008, AMC-16 experienced an anomaly and was no longer capable of operating at full capacity.  In addition, during the first quarter 2010, SES World Skies notified us that AMC-16 had experienced a solar-array anomaly that further reduced its available transponder capacity.  As a result, our monthly recurring payment was reduced accordingly and our capital lease obligation and the corresponding asset value were lowered by approximately $5 million and $39 million during 2008 and 2010, respectively.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

4.     Impairments of Long-Lived Assets

During the years ended December 31, 2010 and 2009, we did not record any impairments on long-lived assets. During the year ended December 31, 2008, we recorded impairment charges in “Impairments of long-lived assets” on our Combined Statements of Operations, detailed in the table below and as described further below.

For the Year Ended
December 31, 2008
(In thousands)
Impairments of long-lived assets:
Satellite impairments:
AMC-15	$137,955
AMC-16	79,745
Casualty loss - AMC-14	12,799
Other impairments	4,460
Total impairments of long-lived assets	$234,959

AMC-15 and AMC-16 Impairments.  During 2008, due to our inability to successfully generate planned cash inflows from business opportunities, together with a decrease in demand for satellite services as a result of the weak economy, we performed an impairment analysis and determined that the respective undiscounted cash flows would not recover the carrying amount of these satellites.  We estimated the fair values of these satellites using a discounted cash flow model based on discrete financial forecasts developed by management.  The discounted cash flow models used Level 3 inputs which are defined as unobservable inputs for which little or no market data exists and are consistent with reasonably available assumptions made by other market participants based on the best information available.

Based on the results of this analysis, the carrying value of AMC-15 and AMC-16 exceeded their fair value by $138 million and $80 million, respectively, and we recorded these amounts as impairment charges during 2008.

AMC-14 Casualty Loss.  On January 1, 2008, in connection with the Spin-off, the satellite services agreement with SES World Skies for AMC-14 was contributed to us.  During March 2008, AMC-14 experienced a launch anomaly and failed to reach its intended orbit.  SES World Skies subsequently declared the AMC-14 satellite a total loss due to a lack of viable options to reposition the satellite to its proper geostationary orbit.  Therefore, we have no obligation to make any future monthly lease payments to SES World Skies with respect to the satellite.  However, we did make up-front payments with respect to the satellite prior to launch and recorded capitalized interest and insurance costs related to the satellite.  These amounts, net of insurance proceeds of $41 million, totaled approximately $13 million and were written-off during 2008.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

5.     Long-Term Debt and Capital Lease Obligations

Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consist of the following:

	As of December 31,
	2010	2009
	(In thousands)
Capital lease obligations:
Satellites financed under capital lease obligations	$405,449	$436,923
8% note payable for EchoStar IX satellite vendor financing, payable over 14 years from launch	6,314	6,971
Total	411,763	443,894
Less current portion	(52,213)	(52,285)
Capital lease obligations and other notes payable, net of current portion	$359,550	$391,609

Capital Lease Obligations

As of December 31, 2010 and 2009, we had $535 million and $509 million capitalized for the estimated fair value of satellites acquired under capital leases included in “Property and equipment, net,” with related accumulated depreciation of $268 million and $240 million, respectively.  In our Combined Statements of Operations, we recognized $28 million, $21 million and $55 million in depreciation expense on satellites acquired under capital lease agreements during the years ended December 31, 2010, 2009 and 2008, respectively.

Nimiq 5.  Nimiq 5 was launched in September 2009 and commenced commercial operation at the 72.7 degree orbital location during October 2009, where it provides additional high-powered capacity to our satellite fleet.  See Note 12 for further discussion.

AMC-15.  AMC-15, an FSS satellite, commenced commercial operation during January 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.

AMC-16.  AMC-16 commenced commercial operation during February 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Future minimum lease payments under these capital lease obligations, together with the present value of the net minimum lease payments as of December 31, 2010 are as follows (in thousands):

For the Years Ended December 31,
2011	$117,315
2012	117,315
2013	117,315
2014	111,971
2015	44,150
Thereafter	377,521
Total minimum lease payments	885,587
Less: Amount representing lease of the orbital location and estimated executory costs (primarily insurance and maintenance) including profit thereon, included in total minimum lease payments	(260,309)
Net minimum lease payments	625,278
Less: Amount representing interest	(219,829)
Present value of net minimum lease payments	405,449
Less: Current portion	(51,506)
Long-term portion of capital lease obligations	$353,943

6.     Income Taxes

Our income tax policy is to record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported on our Combined Balance Sheets, as well as probable operating loss, tax credit and other carryforwards.  Deferred tax assets are offset by valuation allowances when we believe it is more likely than not that net deferred tax assets will not be realized.  We periodically evaluate our need for a valuation allowance.  Determining necessary valuation allowances requires us to make assessments about historical financial information as well as the timing of future events, including the probability of expected future taxable income and available tax planning opportunities.

EHHC joins with EchoStar in filing U.S. consolidated federal income tax returns and, in some states, combined or consolidated returns.  The federal and state income tax provisions or benefits recorded by EHHC are generally those that would have been recorded if EHHC had filed returns as a consolidated group independent of EchoStar.  Under our policy, cash is due and paid to EchoStar based on amounts that would be payable based on EchoStar consolidated or combined group filings.  Amounts are receivable from EchoStar on a basis similar to when they would be receivable from the IRS or other state taxing authorities.  No amounts were paid to EchoStar during the years ended December 31, 2010, 2009 and 2008.

The components of pretax income (loss) are as follows:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Domestic	$67,434	$(3,224)	$(271,939)
Foreign	(190)	—	—
Total	$67,244	$(3,224)	$(271,939)

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

The components of the (provision for) benefit from income taxes are as follows:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Current (provision) benefit:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
	—	—	—
Deferred (provision) benefit:
Federal	(23,033)	2,164	95,106
State	(1,779)	(1,768)	3,020
	(24,812)	396	98,126
Total benefit (provision)	$(24,812)	$396	$98,126

The actual tax provisions for 2010, 2009 and 2008 reconcile to the amounts computed by applying the statutory Federal tax rate to income before taxes as shown below:

	For the Years Ended December 31,
	2010	2009	2008
	% of pre-tax (income)/loss
Statutory rate	(35.0)	35.0	35.0
State income taxes, net of Federal effect	(1.7)	0.4	1.1
Stock option compensation	(0.1)	(1.4)	—
Effect of change in state tax rate	—	(21.7)	—
Other	(0.1)	—	—
Total benefit (provision) for income taxes	(36.9)	12.3	36.1

The tax effects of temporary differences, which give rise to deferred tax assets and liabilities as of December 31, 2010 and 2009, are as follows:

	As of December 31,
	2010	2009
	(In thousands)
Deferred tax assets:
Net operating losses and other carryforwards (1)	$25,576	$42,525
Accrued expenses	4,651	4,643
Stock compensation	880	837
Total deferred tax assets	31,107	48,005

Deferred tax liabilities:
Property, equipment and intangible assets, net	(86,421)	(82,456)
State taxes net of federal effect	(5,646)	(1,761)
Other deferred tax liabilities	(67)	—
Total deferred tax liabilities	(92,134)	(84,217)
Net deferred tax asset (liability)	$(61,027)	$(36,212)

Current portion of net deferred tax asset (liability)	$4,994	$4,986
Noncurrent portion of net deferred tax asset (liability)	(66,021)	(41,198)
Total net deferred tax asset (liability)	$(61,027)	$(36,212)

(1)  Our net operating loss carryforwards begin to expire in 2028.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Accounting for Uncertainty in Income Taxes

In addition to filing federal income tax returns with EchoStar, we will file income tax returns in all states that we have determined we are required to file.  We are not currently under any U.S. federal, state or local income tax examinations.  As of December 31, 2010, no taxing authority has proposed any significant adjustments to our tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	For the Years Ended December 31,
Unrecognized tax benefit	2010	2009	2008
	(In thousands)
Balance as of beginning of period	$13,373	$3,857	$—
Additions based on tax positions related to the current year	—	—	3,857
Additions based on tax positions related to prior years	2,693	9,516	—
Reductions based on tax positions related to prior years	—	—	—
Balance as of end of period	$16,066	$13,373	$3,857

We have no unrecognized tax benefits that, if recognized, could favorably affect our effective tax rate.  We do not expect to pay or effectively settle any of the unrecognized tax benefits within the next twelve months.

Accrued interest and penalties on uncertain tax positions are recorded as a component of “Interest expense, net of amounts capitalized” and “Other, net,” respectively, on our Combined Statements of Operations.  During the years ended December 31, 2010, 2009 and 2008, we recorded no interest or penalty in earnings.  There was no accrued interest or penalties at December 31, 2010.

7.     Employee Benefit Plans

Employee Stock Purchase Plan

Our employees participate in EchoStar’s employee stock purchase plan (the “ESPP”), in which EchoStar is authorized to issue 2.5 million shares of its Class A common stock.  At December 31, 2010, EchoStar had 2.0 million shares of Class A common stock remaining available for issuance under this plan.  Substantially all full-time employees who have been employed by us for at least one calendar quarter are eligible to participate in the ESPP.  Employee stock purchases are made through payroll deductions.  Under the terms of the ESPP, employees may not deduct an amount which would permit such employee to purchase EchoStar’s capital stock under the ESPP at a rate which would exceed $25,000 in fair value of capital stock in any one year.  The purchase price of the stock is 85% of the closing price of the Class A common stock on the last business day of each calendar quarter in which such shares of Class A common stock are deemed sold to an employee under the ESPP.  Employee purchases of EchoStar Class A common stock by our employees was insignificant for each of the years ended December 31, 2010, 2009 and 2008.

401(k) Employee Savings Plan

EchoStar sponsors a 401(k) Employee Savings Plan (the “401(k) Plan”) for eligible employees.  Voluntary employee contributions to the 401(k) Plan may be matched 50% by EchoStar, subject to a maximum annual contribution of $1,500 per employee.  Forfeitures of unvested participant balances which are retained by the 401(k) Plan may be used to fund matching and discretionary contributions.  EchoStar also may make an annual discretionary contribution to the plan with approval by its Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended.  These contributions may be made in cash or in EchoStar stock.  The amount of expense associated with matching contributions and discretionary contributions was insignificant for each of the years ended December 31, 2010, 2009 and 2008.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

8.     Stock-Based Compensation

Stock Incentive Plans

EchoStar maintains stock incentive plans to attract and retain officers, directors and key employees.  Our employees participate in the EchoStar stock incentive plans.  Stock awards under these plans include both performance and non-performance based stock incentives.  As of December 31, 2010, there were outstanding under these plans stock options to acquire 289,547 shares of EchoStar’s Class A common stock and 3,166 restricted stock units associated with our employees.  Stock options granted prior to and on December 31, 2010 were granted with exercise prices equal to or greater than the market value of EchoStar’s Class A common stock at the date of grant and with a maximum term of ten years.  While historically EchoStar’s board of directors has issued stock awards subject to vesting, typically at the rate of 20% to 33% per year, some stock awards have been granted with immediate vesting, and other stock awards vest only upon the achievement of certain company-wide objectives.  As of December 31, 2010, EchoStar had 6.9 million shares of its Class A common stock available for future grant under its stock incentive plans.

In connection with the Spin-off, as permitted by DISH Network’s existing stock incentive plans and consistent with the Spin-off exchange ratio, each DISH Network stock option was converted into two stock options as follows:

•                  an adjusted DISH Network stock option for the same number of shares that were exercisable under the original DISH Network stock option, with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219.

•                  a new EchoStar stock option for one-fifth of the number of shares that were exercisable under the original DISH Network stock option, with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.

Similarly, each holder of DISH Network restricted stock units retained his or her DISH Network restricted stock units and received one EchoStar restricted stock unit for every five DISH Network restricted stock units that they held.

Consequently, the fair value of the DISH Network stock award and the new EchoStar stock award immediately following the Spin-off was equivalent to the fair value of such stock award immediately prior to the Spin-off.

As of December 31, 2010, the following stock awards were outstanding:

As of December 31, 2010
	EchoStar Awards		DISH Network Awards
		Restricted		Restricted
	Stock	Stock	Stock	Stock
Stock Awards Outstanding	Options	Units	Options	Units
Held by EHHC employees	289,547	3,166	59,622	17,951

EchoStar is responsible for fulfilling all stock awards related to EchoStar common stock, and DISH Network is responsible for fulfilling all stock awards related to DISH Network common stock, regardless of whether such stock awards are held by our or DISH Network’s employees.  Notwithstanding the foregoing, our stock-based compensation expense, resulting from stock awards outstanding at the Spin-off date, is based on the stock awards held by our employees regardless of whether such stock awards were issued by EchoStar or DISH Network.  Accordingly, stock-based compensation that we expense with respect to DISH Network stock awards is included in “Additional paid-in capital” on our Combined Balance Sheets.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Exercise prices for EchoStar stock options outstanding and exercisable associated with our employees as of December 31, 2010 are as follows:

			Options Outstanding			Options Exercisable
			Number	Weighted-			Weighted-
			Outstanding	Average	Weighted-	Number	Average	Weighted-
			as of	Remaining	Average	Exercisable as of	Remaining	Average
			December 31,	Contractual	Exercise	December 31,	Contractual	Exercise
			2010	Life	Price	2010	Life	Price
$10.00	-	$15.00	9,000	8.25	$14.83	1,800	8.25	$14.83
$15.00	-	$20.00	122,000	9.38	$18.62	6,000	8.67	$17.62
$20.00	-	$25.00	6,967	4.07	$24.66	3,967	3.94	$24.64
$25.00	-	$30.00	148,680	1.32	$29.49	141,960	1.04	$29.49
$35.00	-	$40.00	2,900	6.25	$36.66	1,440	6.25	$36.66
$10.00	-	$40.00	289,547	5.05	$24.41	155,167	1.54	$28.81

Stock Award Activity

EchoStar stock option activity associated with our employees was as follows:

	For the Years Ended December 31,
	2010		2009		2008
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Total options outstanding, beginning of period	493,947	$27.69	430,227	$29.31	66,153	$15.90
Granted	89,000	$19.08	64,000	$16.79	400,000	$29.54
Exercised	(5,000)	$16.50	—	$—	(726)	$9.64
Forfeited and cancelled	(288,400)	$28.52	(280)	$27.69	(35,200)	$7.15
Total options outstanding, end of period	289,547	$24.41	493,947	$27.69	430,227	$29.31
Performance based options outstanding, end of period (1)	3,500	$26.40	11,000	$25.23	11,000	$25.23
Exercisable at end of period	155,167	$28.81	94,906	$29.02	11,346	$26.11

(1)   These stock options, which are included in the caption “Total options outstanding, end of period,” were issued pursuant to a performance-based stock incentive plan.  Vesting of these stock options is contingent upon meeting a certain company goal which is not yet probable of being achieved.  See discussion of the 2005 LTIP below.

Tax benefits realized from stock awards exercised during the years ended December 31, 2010, 2009 and 2008 was insignificant.

Based on the closing market price of EchoStar Class A common stock on December 31, 2010, the aggregate intrinsic value of EchoStar stock options associated with our employees was as follows:

	As of December 31, 2010
	Options	Options
	Outstanding	Exercisable
	(In thousands)
Aggregate intrinsic value	$868	$64

EchoStar restricted stock unit activity associated with our employees was as follows:

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

	For the Years Ended December 31,
	2010		2009		2008
		Weighted-		Weighted-		Weighted-
	Restricted	Average	Restricted	Average	Restricted	Average
	Stock	Grant Date	Stock	Grant Date	Stock	Grant Date
	Units	Fair Value	Units	Fair Value	Units	Fair Value
Total restricted stock units outstanding, beginning of period	5,666	$25.04	5,666	$25.04	5,666	$25.04
Granted	—	$—	—	$—	—	$—
Vested	—	$—	—	$—	—	$—
Forfeited and cancelled	(2,500)	$24.69	—	$—	—	$—
Total restricted stock units outstanding, end of period	3,166	$25.32	5,666	$25.04	5,666	$25.04
Restricted Performance Units outstanding, end of period (1)	3,166	$25.32	5,666	$25.04	5,666	$25.04

(1)   These Restricted Performance Units, which are included in the caption “Total restricted stock units outstanding, end of period,” were issued pursuant to a performance-based stock incentive plan.  Vesting of these Restricted Performance Units is contingent upon meeting a certain company goal which is not yet probable of being achieved.  See discussion of the 2005 LTIP below.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Long-Term Performance-Based Plans

2005 LTIP.  During 2005, DISH Network adopted a long-term, performance-based stock incentive plan (the “2005 LTIP”).  The 2005 LTIP provides stock options and restricted stock units, either alone or in combination, which vest over seven years at the rate of 10% per year during the first four years, and at the rate of 20% per year thereafter.  Exercise of the stock awards is subject to a performance condition that a company-specific goal is achieved by March 31, 2015.

Contingent compensation related to the participation of EHHC employees in the 2005 LTIP will not be recorded in our financial statements unless and until the achievement of the performance condition is probable.  The competitive nature of our industry and certain other factors can significantly impact achievement of the goal.  Consequently, while it was determined that achievement of the goal was not probable as of December 31, 2010, this assessment could change at any time.

If the stock awards under the 2005 LTIP were vested and the goal had been met, or if we had determined that achievement of the goal was probable during the year ended December 31, 2010, we would have recorded total non-cash, stock-based compensation expense for our employees as indicated in the table below.  If the goal is met and there are unvested stock awards at that time, the vested amounts would be expensed immediately on our Combined Statements of Operations, with the unvested portion recognized ratably over the remaining vesting period.

	2005 LTIP
		Vested
	Total	Portion
	(In thousands)
DISH Network awards held by EHHC employees	$620	$351
EchoStar awards held by EHHC employees	124	70
Total	$744	$421

Of the 289,547 stock options and 3,166 restricted stock units outstanding under EchoStar stock incentive plans associated with our employees as of December 31, 2010, the following awards were outstanding pursuant to the 2005 LTIP:

	As of December 31, 2010
		Weighted-
		Average
	Number of	Exercise
	Awards	Price
Stock options	3,500	$26.40
Restricted performance units	3,166
Total	6,666

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS – Continued

Stock-Based Compensation

Total non-cash, stock-based compensation expense for all of our employees is shown in the following table for the years ended December 31, 2010, 2009 and 2008 and was allocated to the same expense categories as the base compensation for such employees:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Cost of sales - services and other	$—	$—	$324
Selling, general and administrative expenses	349	861	485
Total non-cash, stock-based compensation	$349	$861	$809

As of December 31, 2010, our total unrecognized compensation cost related to the non-performance based unvested stock awards was $1 million and includes compensation expense that we will recognize for DISH Network stock awards held by our employees as a result of the Spin-off.  This cost is based on an estimated future forfeiture rate of approximately 1.2% per year and will be recognized over a weighted-average period of approximately four years.  Share-based compensation expense is recognized based on stock awards ultimately expected to vest and is reduced for estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Changes in the estimated forfeiture rate can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

Valuation

The fair value of each stock award for the years ended December 31, 2010, 2009 and 2008 was estimated at the date of the grant using a Black-Scholes option valuation model with the following assumptions:

For the Years Ended December 31,
Stock Options	2010	2009	2008
Risk-free interest rate	1.64% - 2.97%	1.70% - 3.16%	2.74% - 3.42%
Volatility factor	31.00% - 32.73%	28.48% - 42.68%	19.98% - 24.90%
Expected term of options in years	6.1 - 6.2	3.0 - 6.4	6.0 - 6.1
Weighted-average fair value of options granted	$6.44 - $9.11	$4.76 - $7.43	$7.63 - $9.29

EchoStar does not currently intend to pay dividends on its common stock and accordingly, the dividend yield percentage used in the Black-Scholes option valuation model is set at zero for all periods.  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded stock options which have no vesting restrictions and are fully transferable.  Consequently, our estimate of fair value may differ from other valuation models.  Further, the Black-Scholes option valuation model requires the input of subjective assumptions.  Changes in the subjective input assumptions can materially affect the fair value estimate.

We will continue to evaluate the assumptions used to derive the estimated fair value of EchoStar’s stock options as new events or changes in circumstances become known.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

9.     Commitments and Contingencies

Commitments

Future maturities of our contractual obligations are summarized as follows:

	Payments due by period
	Total	2011	2012	2013	2014	2015	Thereafter
	(In thousands)
Long-term debt obligations	$6,314	$707	$764	$826	$892	$963	$2,162
Capital lease obligations	405,449	51,506	56,832	62,651	64,850	11,088	158,522
Interest expense on long-term debt and capital lease obligations	222,005	37,230	32,493	27,259	21,484	17,850	85,689
Satellite-related obligations	986,285	140,066	158,664	78,189	75,057	63,895	470,414
Purchase and other obligations	9,923	9,923	—	—	—	—	—
Total	$1,629,976	$239,432	$248,753	$168,925	$162,283	$93,796	$716,787

In certain circumstances the dates on which we are obligated to make these payments could be delayed.  These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

Satellite-Related Obligations

Satellites Under Construction.  As of December 31, 2010, we had entered into the following contracts to construct new satellites which are contractually scheduled to be completed within the next two years.  Future commitments related to these satellites are included in the table above under “Satellite-related obligations.”

•                  QuetzSat-1.  During 2008, we entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”) to lease all of the capacity on QuetzSat-1.  QuetzSat-1 is expected to be launched during the second half of 2011 and will operate at the 77 degree orbital location.  Upon expiration of the initial term, we have the option to renew the transponder service agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  DISH Network has agreed to lease 24 of the 32 DBS transponders on this satellite from us.  The expected future payments related to QuetzSat-1 included in the table above are $287 million.

•                  EchoStar XVI.  During November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be completed during the second half of 2012 and will operate at the 61.5 degree orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.  The expected future payments related to EchoStar XVI included in the table above are $85 million.

Purchase Obligations

Our purchase obligations primarily consist of binding purchase orders for equipment and for our share of transitional service agreements.

Rent Expense

For the years ended December 31, 2010, 2009, and 2008, total rent expense for operating leases approximated $21 million, $3 million and $8 million, respectively.  The increase in rent expense from 2009 to 2010 primarily resulted from an increase in costs related to the EchoStar I satellite, which we began leasing from DISH Network during the first quarter of 2010.  The decrease in rent expense from 2008 to 2009 was primarily attributable to a decrease in transponder lease expense primarily resulting from the termination of a lease agreement.

Patents and Intellectual Property

Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer.  We may not be aware of all patents and

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

other intellectual property rights that our products and services may potentially infringe.  Damages in patent infringement cases can include a tripling of actual damages in certain cases.  Further, we cannot estimate the extent to which we may be required in the future to obtain licenses with respect to intellectual property rights held by others and the availability and cost of any such licenses.

Contingencies

In connection with the Spin-off, EchoStar entered into a separation agreement with DISH Network, which provides, among other things, for the division of certain liabilities, including liabilities resulting from litigation.  Under the terms of the separation agreement, EchoStar assumed certain liabilities that relate to its and our business including certain designated liabilities for acts or omissions prior to the Spin-off.

Other

We are subject to various legal proceedings and claims which arise in the ordinary course of business.  In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

10.    Transactions with Major Customers

Transactions with Major Customers.  During the years ended December 31, 2010, 2009 and 2008, our revenue primarily included sales to two major customers.  The following table summarizes sales to each customer and its percentage of total revenue.

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Total revenue:
DISH Network	$208,364	$131,111	$149,513
Dish Mexico	8,520	8,300	175
Other	45,295	32,835	29,963
Total revenue	$262,179	$172,246	$179,651

Percentage of total revenue:
DISH Network	79.5%	76.1%	83.2%
Dish Mexico	3.2%	4.8%	0.1%

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

11.    Valuation and Qualifying Accounts

Our valuation and qualifying accounts as of December 31, 2010, 2009 and 2008 are as follows:

			Recovery of
	Balance at		Amounts
	Beginning	Charged to	Previously		Balance at
Allowance for doubtful accounts	of Year	Expense	Reserved	Deductions	End of Year
	(In thousands)
For the years ended:
December 31, 2010	$2,243	$4,101	$(833)	$(786)	$4,725
December 31, 2009	$390	$1,853	$(142)	$142	$2,243
December 31, 2008	$—	$390	$—	$—	$390

12.  Related Party Transactions

Related Party Transactions with EchoStar

The combined statements of operations include expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar and certain services provided by DISH Network, as described below.  These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  For expenses that were clearly identifiable to us, allocations were made to us on a specific identification basis.  For expenses that were not clearly identifiable to us, allocations were based on the relative percentages, as compared to EchoStar’s other business, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated.  During the years ended December 31, 2010, 2009 and 2008, the combined statements of operations reflect charges for these services of $5 million, $3 million and $3 million, respectively.

Related Party Transactions with DISH Network

Following the Spin-off, EchoStar and DISH Network have operated as separate public companies and DISH Network has no ownership interest in us.  However, a substantial majority of the voting power of the shares of both companies is owned beneficially by our Chairman, Charles W. Ergen and by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, EchoStar and DISH Network have entered into certain agreements pursuant to which it and we obtain certain products, services and rights from DISH Network, DISH Network obtains certain services and rights from us and EchoStar, and EchoStar, we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses.  We and EchoStar also may enter into additional agreements with DISH Network in the future.  The following is a summary of the terms of the principal agreements that we or EchoStar have entered into with DISH Network that may have an impact on our financial position and results of operations.

Generally, the prices charged for services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the services provided.

“Services and other revenue — DISH Network”

Satellite Capacity Agreements.  In connection with the Spin-off and subsequent to the Spin-off, we and EchoStar entered into certain satellite capacity agreements pursuant to which DISH Network leases certain satellite capacity on certain satellites owned or leased by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  The term of each of the leases is set forth below:

EchoStar III, VI, VIII and XII.  DISH Network leases certain satellite capacity from us on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end of life or replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.  In August 2010, DISH Network’s lease of EchoStar III terminated when it was replaced by EchoStar XV, which is owned by DISH Network.

EchoStar IX.  DISH Network leases certain satellite capacity from us on EchoStar IX.  Subject to availability, DISH Network generally has the right to continue to lease satellite capacity from us on EchoStar IX on a month-to-month basis.

EchoStar XVI.  DISH Network will lease certain satellite capacity from us on EchoStar XVI after its service commencement date and this lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew on a year-to-year basis through the end of life of the satellite.  There can be no assurance that any options to renew this agreement will be exercised.  EchoStar XVI is expected to be launched during the second half of 2012.

EchoStar XV.  EchoStar XV is owned by DISH Network and is operated at the 61.5 degree orbital location.  The FCC has granted EchoStar an authorization to operate the satellite at the 61.5 degree orbital location.  For so long as EchoStar XV remains in service at the 61.5 degree orbital location, DISH Network is obligated to pay us a fee which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement.  During September 2009, EchoStar entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During September 2009, DISH Network also entered into a satellite service agreement (the “DISH Telesat Agreement”) with EchoStar, pursuant to which they will receive service from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  EchoStar and DISH Network are currently receiving service on 23 of these DBS transponders and will receive service on the remaining nine DBS transponders over a phase-in period that will be completed in 2012.

Under the terms of the DISH Telesat Agreement, DISH Network makes certain monthly payments to EchoStar that commenced in October 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term DISH Network has the option to renew the DISH Telesat Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Lease Agreement.  During 2008, we entered into a ten-year satellite service agreement with SES, which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite expected to be placed into service at the 77 degree orbital location during the second half of 2011.  During 2008, we also entered into a transponder service agreement (“QuetzSat-1 Transponder Agreement”) with DISH Network pursuant to which they will receive service from us on 24 of the DBS transponders on QuetzSat-1, which will replace certain other transponders leased from us.  The remaining eight DBS transponders on QuetzSat-1 are expected to be used by Dish Mexico.

Under the terms of the QuetzSat-1 Transponder Agreement, DISH Network will make certain monthly payments to us commencing when the QuetzSat-1 satellite is placed into service and continuing through the service term.  Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the service term will expire ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon a launch failure, in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

TT&C Agreement.  In connection with the Spin-off, EchoStar entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending on January 1, 2012.  The fees for services provided under the TT&C agreement are calculated at cost plus a fixed margin.  DISH Network may terminate the TT&C agreement for any reason upon at least 60 days notice.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Satellite Procurement Agreement.  In connection with the Spin-off, EchoStar entered into a satellite procurement agreement pursuant to which DISH Network had the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network.  The satellite procurement agreement expired on January 1, 2010.  However, EchoStar and DISH Network have agreed that following January 1, 2010, DISH Network shall continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network pursuant to the Professional Services Agreement as described below.

“General and administrative expenses — DISH Network”

Management Services Agreement.  In connection with the Spin-off, EchoStar entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily legal and accounting services) to EchoStar.  Specifically, R. Stanton Dodge and Paul W. Orban remain employed by DISH Network, but also serve as EchoStar’s Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively.  EchoStar makes payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits).  These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for EchoStar under the management services agreement.  EchoStar also reimburses DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to EchoStar.  EchoStar and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as EchoStar and DISH Network mutually agree upon.  A portion of these costs and expenses have been allocated to EHHC in the manner described under the caption “Related Party Transactions with EchoStar.”

The management services agreement automatically renewed on January 1, 2011 for an additional one-year period until January 1, 2012 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by EchoStar at any time upon at least 30 days notice; (ii) by DISH Network at the end of any renewal term, upon at least 180 days notice; or (iii) by DISH Network upon notice to EchoStar, following certain changes in control.

Transition Services Agreement.  In connection with the Spin-off, EchoStar entered into a transition services agreement with DISH Network pursuant to which EchoStar had the right, but not the obligation, to receive the following services from DISH Network:  finance, information technology, benefits administration, travel and event coordination, human resources, human resources development (training), program management, internal audit, legal, accounting and tax, and other support services.  The fees for the services provided under the transition services agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the services provided.  A portion of these fees have been allocated to EHHC in the manner described under the caption “Related Party Transactions with EchoStar.”  The transition services agreement expired on January 1, 2010.  However, EchoStar and DISH Network have agreed that following January 1, 2010 EchoStar shall continue to have the right, but not the obligation, to receive from DISH Network certain of the services previously provided under the transition services agreement pursuant to the Professional Services Agreement, as discussed below.

Professional Services Agreement.  During 2009, EchoStar and DISH Network agreed that EchoStar shall continue to have the right, but not the obligation, to receive from DISH Network the following services, among others, certain of which were previously provided under the transition services agreement:  information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, EchoStar and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for DISH Network (as discussed above, previously provided under the satellite procurement agreement) and receive logistics, procurement and quality assurance services and other support services from EchoStar (as discussed above, previously provided under the services agreement).  A portion of these fees have been allocated to EHHC in the manner described under the caption “Related Party Transactions with EchoStar.”  The professional services agreement expires on January 1, 2012, but renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice. However, either party may terminate the services it receives with respect to a particular service for any reason upon at least 30 days notice.

Other Agreements — DISH Network

Satellite Capacity Leased from DISH Network.  During 2009, we entered into a satellite capacity agreement pursuant to which we lease certain satellite capacity from DISH Network on EchoStar I.  The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.  During the year ended December 31, 2010, the amount of those fees included in “Cost of sales — services and other” on the Combined Statements of

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Operations was approximately $19 million.  During the years ended December 31, 2009 and 2008, we did not lease satellite capacity from DISH Network on EchoStar I.  The lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends, among other things, upon the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  We generally have the option to renew this lease on a year-to-year basis through the end of the satellite’s life.  There can be no assurance that any options to renew this agreement will be exercised.

Tax Sharing Agreement.  As a subsidiary of EchoStar, we are an indirect party to EchoStar’s tax sharing agreement with DISH Network that was entered into in connection with the Spin-off.  This agreement governs EchoStar’s respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off.  Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify EchoStar for such taxes.  However, DISH Network is not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions.  In such case, EchoStar will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses.  The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

Related Party Transactions with Dish Mexico

During 2008, EchoStar entered into a joint venture for a direct-to-home (“DTH”) satellite service in Mexico known as Dish Mexico.  Pursuant to these arrangements, we provide satellite capacity to Dish Mexico.  During the year ended December 31, 2010, 2009 and 2008, we sold satellite services of $9 million, $8 million and less than $1 million, respectively, to Dish Mexico.  As of December 31, 2010 and 2009, amounts receivable from Dish Mexico totaled $1 million and $1 million, respectively.

13.    Subsequent Events

Agreement and Plan of Merger

On February 13, 2011, Hughes Communications, Inc., a Delaware corporation (“Hughes”), and the parent company of Hughes Network Systems, LLC (“HNS”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EchoStar, ESS and Broadband Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Hughes (the “Merger”), with Hughes continuing as the surviving entity, which will become a wholly owned subsidiary of EHHC.  The consummation of this transaction is subject to certain closing conditions, including FCC approval.

Pursuant to the Merger Agreement, upon the closing of the Merger, each issued and outstanding share of common stock, par value $0.001 per share (“Common Stock”), of Hughes (other than any Common Stock with respect to which appraisal rights have been duly exercised under Delaware law) will automatically be converted into the right to receive $60.70 in cash (without interest) and cancelled, which amount is estimated to be $1.45 billion in aggregate.  The Merger Agreement also contemplates the repayment of all of the outstanding debt of Hughes and HNS (including the 9½% Senior Notes due 2014 issued by HNS), except that the $115 million loan facility guaranteed by COFACE, the French Export Credit Agency, will continue to remain outstanding following the Merger if the requisite lender consents thereunder are obtained.

The Merger Agreement contains certain termination rights for both Hughes and EchoStar.  In addition to certain termination rights related to breaches of the agreement or actions taken by Hughes with respect to alternative transactions, so long as the failure of the terminating party to comply with its obligations is not the cause for delay in closing, each of EchoStar and Hughes has the right to terminate the Merger Agreement unilaterally if the Merger has not closed by a date nine months from the execution of the Merger Agreement.  In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Hughes may be required to pay EchoStar a termination fee of $45 million.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

EchoStar and ESS have obtained an aggregate financing commitment of $1.0 billion in senior secured bridge financing and $800 million in senior unsecured bridge financing, in each case from Deutsche Bank AG Cayman Islands Branch in connection with the pending transaction.  These funds, in addition to existing cash balances, will be sufficient to finance the cash consideration to Hughes stockholders and to refinance certain existing Hughes debt.  In addition to certain other conditions, the commitment of these funds is contingent on the closing of the transaction.  The funding of the financing commitment is not a condition to the transaction or to the obligations of EchoStar or Merger Sub under the Merger Agreement.

We currently expect that EHHC will incur indebtedness, through debt securities, credit facilities, or otherwise, to finance in part the cash consideration and the refinancing of certain existing Hughes debt.

INDEX TO EH HOLDING CORPORATION’S UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements:

Condensed Consolidated Balance Sheets at March 31, 2011 and December 31, 2010 (Unaudited)	F—32
Condensed Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010 (Unaudited)	F—33
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010 (Unaudited)	F—34
Notes to Condensed Consolidated Financial Statements (Unaudited)	F—35

EH HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	As of
	March 31,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$519	$106
Trade accounts receivable - DISH Network, net of allowance for doubtful accounts of zero	34,398	32,455
Trade accounts receivable - other, net of allowance for doubtful accounts of $6,636 and $4,725, respectively	7,063	6,505
Deferred tax assets	4,994	4,994
Other current assets	8,016	8,261
Total current assets	54,990	52,321

Noncurrent Assets:
Restricted cash and cash equivalents	16,575	16,575
Property and equipment, net of accumulated depreciation of $1,120,174 and $1,096,705, respectively	825,373	818,087
FCC authorizations	65,658	65,658
Other noncurrent assets, net	45,941	44,035
Total noncurrent assets	953,547	944,355
Total assets	$1,008,537	$996,676

Liabilities and Stockholder’s Equity (Deficit)
Current Liabilities:
Trade accounts payable - other	$27,203	$9,273
Trade accounts payable - DISH Network	6,853	8,703
Accrued expenses and other	23,088	20,049
Current portion of long-term debt and capital lease obligations	53,787	52,213
Total current liabilities	110,931	90,238

Long-Term Obligations, Net of Current Portion:
Long-term debt and capital lease obligations, net of current portion	354,217	359,550
Deferred tax liabilities	72,726	66,021
Other long-term liabilities	234	234
Total long-term obligations, net of current portion	427,177	425,805
Total liabilities	538,108	516,043

Commitments and Contingencies (Note 6)

Stockholder’s Equity (Deficit)
Common stock, $.01 par value, 1,000,000 shares authorized, 1,000 shares and and zero shares issued and outstanding, respectively	—	—
Owner’s net investment	—	480,633
Additional paid-in capital	468,515	—
Accumulated earnings (deficit)	1,914	—
Total stockholder’s equity (deficit)	470,429	480,633
Total liabilities and stockholder’s equity (deficit)	$1,008,537	$996,676

The accompanying notes are an integral part of these condensed consolidated financial statements.

EH HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Three Months
	Ended March 31,
	2011	2010
Revenue:
Services and other revenue - DISH Network	$53,046	$51,539
Services and other revenue - other	14,858	12,088
Total revenue	67,904	63,627

Costs and Expenses:
Cost of sales - services and other (exclusive of depreciation shown below - Note 3)	17,070	13,654
Selling, general and administrative expenses (exclusive of depreciation shown below - Note 3)	6,191	2,916
Depreciation and amortization (Note 3)	23,468	25,141
Total costs and expenses	46,729	41,711

Operating income (loss)	21,175	21,916

Other Income (Expense):
Interst income	30	2
Interest expense, net of amounts capitalized	(3,433)	(9,256)
Other, net	399	(11)
Total other income (expense)	(3,004)	(9,265)

Income (loss) before income taxes	18,171	12,651
Income tax (provision) benefit, net	(6,688)	(4,668)
Net income (loss)	$11,483	$7,983

The accompanying notes are an integral part of these condensed consolidated financial statements.

EH HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months
	Ended March 31,
	2011	2010
Cash Flows From Operating Activities:
Net income (loss)	$11,483	$7,983
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	23,468	25,141
Equity in losses (earnings) of affiliates	(383)	—
Non-cash, stock-based compensation	50	265
Deferred tax expense (benefit)	6,705	4,668
Other, net	—	38
Change in noncurrent assets	87	926
Changes in current assets and current liabilities, net	9,761	9,980
Net cash flows from operating activities	51,171	49,001

Cash Flows From Investing Activities:
Purchases of property and equipment	(14,899)	(23,475)
Purchase of strategic investments	(1,610)	—
Net cash flows from investing activities	(16,509)	(23,475)

Cash Flows From Financing Activities:
Contributions from (distributions to) parent	(21,763)	(13,301)
Repayment of long-term debt and capital lease obligations	(12,514)	(12,225)
Other	28	—
Net cash flows from financing activities	(34,249)	(25,526)

Net increase (decrease) in cash and cash equivalents	413	—
Cash and cash equivalents, beginning of period	106	—
Cash and cash equivalents, end of period	$519	$—

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest (including capitalized interest)	$9,763	$11,422
Capitalized interest	$6,546	$2,734
Cash received for interest	$30	$2
Cash paid to parent for income taxes	$15	$53
Satellites and other assets financed under capital lease obligations	$8,755	$46,959
Reduction of capital lease obligations and associated asset value for AMC-16 (Note 6)	$—	$34,693

The accompanying notes are an integral part of these condensed consolidated financial statements.

EH HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.              Organization and Business Activities

Principal Business

EH Holding Corporation (referred to as “EHHC,” the “Company,” “we,” “us” and/or “our”) is a holding company and a direct, wholly-owned subsidiary of EchoStar Corporation (“EchoStar”), a publicly traded company listed on the Nasdaq Global Select Market.  EHHC was formed under Colorado law in March 2011 and its common stock is held by EchoStar.  Our historical financial statements were consolidated and reflect the historical financial position and results of consolidated operations of entities included in the condensed consolidated financial statements of EchoStar that generally represent EchoStar’s satellite services business.  The assets and liabilities included in these historical financial statements were contributed to EHHC, effective March 2011.  EHHC operates in only one reportable business segment in North America, the satellite services segment, which uses our ten owned and leased in-orbit satellites and related Federal Communications Commission (“FCC”) licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network Corporation (“DISH Network”), and secondarily to Dish Mexico S. de R.L. de C.V. (“Dish Mexico”), U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  We also use certain of our satellites to offer our ViP-TV service, which transports MPEG-4 IP encapsulated standard-definition and high-definition programming to telecommunications companies and rural cable operators.

Effective January 1, 2008, DISH Network completed its distribution to EchoStar (the “Spin-off”) of its digital set-top box business and certain infrastructure and other assets, including certain of its satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities (generally the satellites and related satellite service assets transferred in the Spin-off form what is EHHC).  Prior to the January 1, 2008 Spin-off of EchoStar, the assets and liabilities comprising EchoStar’s satellite services business were an integral part of DISH Network’s subscription television service.  Since the Spin-off, EchoStar and DISH Network have operated as separate publicly-traded companies, and neither entity has any ownership interest in the other.  However, a substantial majority of the voting power of the shares of EchoStar and DISH Network is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family.

The following table summarizes the significant entities included in these condensed consolidated financial statements.

Referred to
Legal Entities	Herein As
EH Holding Corporation	EHHC
EchoStar Satellite Services L.L.C.	ESS
EchoStar Satellite Operating Corporation	ESOC
EchoStar 77 Corporation	E77C

Recent Developments

On February 13, 2011, EchoStar and certain of its subsidiaries, including ESS entered into an agreement and plan of merger (the “Hughes Agreement”) with Hughes, whereby EchoStar will acquire all of the outstanding equity of Hughes and its subsidiaries, including its main operating subsidiary, Hughes Network Systems, LLC (“HNS”) (the “Hughes Merger”).  Pursuant to the Hughes Agreement, each issued and outstanding share of common stock of Hughes (other than common stock with respect to which appraisal rights have been exercised) will be converted into the right to receive $60.70 in cash.  The Hughes Agreement also contemplates the repayment of all of the outstanding debt of Hughes and HNS (including the 9½% Senior Notes due 2014 issued by HNS), except that the $115 million loan facility guaranteed by COFACE, the French Export Credit Agency, may continue to remain outstanding following the Merger if certain consents are obtained.  As a result, the Hughes Merger is valued at approximately $2.1 billion, including the Hughes debt expected to be refinanced.  The Hughes Merger is expected to close later this year, subject to certain closing conditions, including among others, certain government regulatory approvals, including approval by the FCC.  The Hughes Agreement contains certain termination rights for both Hughes and EchoStar.

In order to finance the Hughes Merger, EchoStar and ESS obtained an aggregate financing commitment of $1.0 billion in senior secured bridge financing and $800 million in senior unsecured bridge financing, in each case from Deutsche Bank AG Cayman Islands Branch (collectively, the “Bridge Commitment”).  Deutsche Bank’s obligations under the Bridge Commitment are subject to a number of conditions, including that the conditions to closing under the Hughes Agreement have been met (subject to certain exceptions); that we have a minimum amount of cash on hand at the closing; that we have provided certain financial statements and other information relating to us and Hughes in specified time periods; and that our aggregate indebtedness not exceed specified levels.  There is no assurance that we will be able to satisfy these conditions.  The initial term of the Bridge Commitment is six months.  We have the option to extend the term of the Bridge Commitment to nine months so long as we have delivered certain required information, including certain financial statements, and have complied with our obligations to issue debt securities in lieu of borrowing under the Bridge Commitment.  Subject to certain exceptions, we do not have the ability to terminate the Hughes Agreement until nine months after the date the Hughes Agreement was executed.  Accordingly, there is no assurance that the Bridge Commitment will remain in effect for the duration of our obligations under the Hughes Agreement.  We do not have the ability to terminate the Hughes Agreement if we are unable to obtain sufficient funds to satisfy our obligations under the Hughes Agreement.  If the funding under the Bridge Commitment were to become unavailable for any reason, there is no assurance that we will be able to obtain sufficient funds to satisfy our obligations under the Hughes Agreement.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information.  Accordingly, these statements do not include all of the information and notes required for complete financial statements.  In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Certain prior year amounts have been reclassified to conform to the current year presentation.

The unaudited condensed consolidated financial statements for the periods presented prior to March 2011 are presented on a combined basis and reflect the historical financial position, results of operations and cash flows of certain entities included in the condensed consolidated financial statements and accounting records of EchoStar that principally represented its satellite services business.  The unaudited condensed consolidated financial statements represent EHHC from its formation date in March 2011.  The financial statements for all periods are labeled as consolidated financial statements.

The condensed consolidated statements of operations include expenses that are clearly identifiable to us as a specific entity or subsidiary of EchoStar engaged in the satellite services business, as well as expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar.  These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  For expenses that are clearly identifiable to us, allocations are made to us on a specific identification basis.  For expenses that are not clearly identifiable to us, allocations are based on the relative percentages, as compared to EchoStar’s other business, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated.

These consolidated financial statements may not include all of the actual expenses that would have been incurred had EHHC been a stand alone entity. While we believe the allocations, including their related assumptions, are reasonable, the amounts included herein may not reflect our future results of operations, financial position and cash flows or reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.

These condensed consolidated financial statements reflect consideration of the accounting and disclosure impacts of subsequent events through May 10, 2011, the date of issuance.

Principles of Consolidation

We have included in the condensed consolidated financial statements all majority owned subsidiaries and investments in entities in which we have controlling influence.  Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the investee.  When we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used.  All significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, allowances for doubtful accounts, self-insurance obligations, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair value of options granted under EchoStar’s stock-based compensation plans, capital leases, asset impairments, useful lives of property, equipment and intangible assets.  Weakened economic conditions have increased the inherent uncertainty in the estimates and assumptions indicated above.  Actual results may differ from previously estimated amounts, and such differences may be material to the condensed consolidated financial statements.  Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively in the period they occur.

Fair Value of Financial Instruments

As of March 31, 2011 and December 31, 2010, the carrying value of our cash and cash equivalents; trade accounts receivable, net of allowance for doubtful accounts; current liabilities and long-term debt is equal to or approximates fair value due to their short-term nature or proximity to current market rates.

3.              Property and Equipment

Depreciation and Amortization Expense

Depreciation and amortization expense consists of the following:

	For the Three Months
	Ended March 31,
	2011	2010
	(In thousands)
Satellites	$22,968	$24,568
Furniture, fixtures, equipment and other	500	573
Total depreciation and amortization	$23,468	$25,141

Cost of sales and operating expense categories included in our accompanying Condensed Consolidated Statements of Operations do not include depreciation expense.

“Construction in process” consists of the following:

	As of
	March 31,	December 31,
	2011	2010
	(In thousands)
Progress amounts for satellite construction, including certain amounts prepaid under satellite service agreements and launch costs :
QuetzSat-1	$161,515	$162,947
EchoStar XVI	147,002	100,312
Other	25,518	51,981
Other	269	940
Construction in process	$334,304	$316,180

Satellites

We evaluate our satellites for impairment and test for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.  Certain of the anomalies discussed below, may be considered to represent a significant adverse change in the physical condition of a particular satellite.  However, based on the redundancy designed within each satellite, these anomalies are not considered to be significant events that would require evaluation for impairment recognition because the projected cash flows have not been significantly affected by these anomalies.  There can be no assurance that future anomalies will not further impact the remaining useful life and commercial operation of any of these satellites.  There can be no assurance that we can recover critical transmission capacity in the event one or more of our in-orbit satellites were to fail.  We generally do not carry insurance for any of the in-orbit satellites that we use, and therefore we will bear the risk of any in-orbit failures.  Recent developments with respect to certain of our satellites are discussed below.

Owned Satellites

EchoStar VIII.  EchoStar VIII was designed to operate 32 direct broadcast satellite (“DBS”) transponders in the continental United States at approximately 120 watts per channel, switchable to 16 DBS transponders operating at approximately 240 watts per channel.  EchoStar VIII was also designed with spot-beam technology.  This satellite has experienced several anomalies prior to 2011.  In January 2011, the satellite experienced an anomaly, which temporarily disrupted electrical power to some components, causing an interruption of broadcast service.  In addition, one of the two central processing units used to control the satellite failed in connection with this anomaly.  None of these anomalies has impacted the commercial operation or estimated useful life of the satellite.  However, there can be no assurance that this anomaly or any future anomalies will not reduce its useful life or impact its commercial operation.

Leased Satellites

AMC-16.  AMC-16, an FSS satellite, commenced commercial operation during February 2005 and currently operates at the 85 degree orbital location.  This SES World Skies satellite is equipped with 24 Ku-band FSS transponders that operate at approximately 120 watts per channel and a Ka-band payload consisting of 12 spot beams.  During the first quarter of 2010, SES World Skies notified us that AMC-16 had experienced a solar-array anomaly which caused a power loss further reducing its capacity.  Pursuant to the satellite services agreement, we are entitled to a reduction of our monthly recurring payment in the event of a partial loss of satellite capacity.  Effective in March 2010, the monthly recurring payment was reduced and as a result our capital lease obligation and the corresponding asset value was lowered by approximately $35 million.

4.              Capital Lease Obligations

As of March 31, 2011 and December 31, 2010, we had $547 million and $535 million capitalized for the estimated fair value of satellites acquired under capital leases included in “Property and equipment, net,” with related accumulated depreciation of $275 million and $268 million, respectively.

In our Condensed Consolidated Statements of Operations, we recognized depreciation expense on satellites acquired under capital lease agreements as follows:

	For the Three Months
	Ended March 31,
	2011	2010
	(In thousands)
Depreciation expense - capital leases	$6,849	$8,449

The following satellites are accounted for as capital leases and depreciated over the terms of the respective satellite service agreements.

AMC-15.  AMC-15, an FSS satellite, commenced commercial operation during January 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.

AMC-16.  AMC-16 commenced commercial operation during February 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.

Nimiq 5.  Nimiq 5 was launched in September 2009 and commenced commercial operation at the 72.7 degree orbital location during October 2009, where it provides additional high-powered capacity to our satellite fleet.  See Note 8 for further discussion.

Future minimum lease payments under these capital lease obligations, together with the present value of the net minimum lease payments as of March 31, 2011 are as follows (in thousands):

For the Years Ended December 31,
2011 (nine months remaining)	$89,472
2012	119,295
2013	119,295
2014	113,951
2015	46,130
Thereafter	394,680
Total minimum lease payments	882,823
Less: Amount representing lease of the orbital location and estimated executory costs (primarily insurance and maintenance) including profit thereon, included in total minimum lease payments	(262,401)
Net minimum lease payments	620,422
Less: Amount representing interest	(218,733)
Present value of net minimum lease payments	401,689
Less: Current portion	(53,079)
Long-term portion of capital lease obligations	$348,610

5.              Stock-Based Compensation

Stock Incentive Plans

EchoStar maintains stock incentive plans to attract and retain officers, directors and key employees.  Our employees participate in the EchoStar incentive plans.  Stock awards under these plans include both performance and non-performance based stock incentives.  As of March 31, 2011, there were outstanding under these plans stock options to acquire 175,127 shares of EchoStar’s Class A common stock and 3,166 restricted stock units associated with our employees.  Stock options granted prior to and on March 31, 2011 were granted with exercise prices equal to or greater than the market value of EchoStar’s Class A common stock at the date of grant and with a maximum term of ten years.  While historically EchoStar’s board of directors has issued stock awards subject to vesting, typically at the rate of 20% to 33% per year, some stock awards have been granted with immediate vesting and other stock awards vest only upon the achievement of certain company-wide objectives.  As of March 31, 2011, EchoStar had 5.4 million shares of its Class A common stock available for future grant under its stock incentive plans.

In connection with the Spin-off, as permitted by DISH Network’s existing stock incentive plans and consistent with the Spin-off exchange ratio, each DISH Network stock option was converted into two stock options as follows:

•                  an adjusted DISH Network stock option for the same number of shares that were exercisable under the original DISH Network stock option, with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219.

•                  a new EchoStar stock option for one-fifth of the number of shares that were exercisable under the original DISH Network stock option, with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.

Similarly, each holder of DISH Network restricted stock units retained his or her DISH Network restricted stock units and received one EchoStar restricted stock unit for every five DISH Network restricted stock units that they held.

Consequently, the fair value of the DISH Network stock award and the new EchoStar stock award immediately following the Spin-off was equivalent to the fair value of such stock award immediately prior to the Spin-off.

As of March 31, 2011, the following stock awards were outstanding:

As of March 31, 2011
	EchoStar Awards		DISH Network Awards
		Restricted		Restricted
	Stock	Stock	Stock	Stock
Stock Awards Outstanding	Options	Units	Options	Units
Held by EHHC employees	175,127	3,166	59,200	15,833

EchoStar is responsible for fulfilling all stock awards related to EchoStar common stock and DISH Network is responsible for fulfilling all stock awards related to DISH Network common stock, regardless of whether such stock awards are held by our or DISH Network’s employees.  Notwithstanding the foregoing, our stock-based compensation expense, resulting from stock awards outstanding at the Spin-off date, is based on the stock awards held by our employees regardless of whether such stock awards were issued by EchoStar or DISH Network.  Accordingly, stock-based compensation that we expense with respect to DISH Network stock awards is included in “Additional paid-in capital” on our Condensed Consolidated Balance Sheets.

Stock Award Activity

EchoStar stock option activity associated with our employees was as follows:

	For the Three Months
	Ended March 31, 2011
		Weighted-
		Average
	Options	Exercise Price
Total options outstanding, beginning of period	289,547	$24.41
Granted	—	$—
Exercised	(114,420)	$28.80
Forfeited and cancelled	—	$—
Total options outstanding, end of period	175,127	$21.54
Performance based options outstanding, end of period (1)	3,500	$26.40
Exercisable at end of period	45,347	$28.38

(1)  These stock options, which are included in the caption “Total options outstanding, end of period,” were issued pursuant to a performance based stock incentive plan.  Vesting of these stock options is contingent upon meeting a certain company goal which is not yet probable of being achieved.  See discussion of the 2005 LTIP below.

We realized tax benefits from stock awards exercised during the three months ended March 31, 2011 and 2010 as follows:

	For the Three Months
	Ended March 31,
	2011	2010
	(In thousands)
Tax benefit from stock awards exercised	$44	$—

Based on the closing market price of EchoStar’s Class A common stock on March 31, 2011, the aggregate intrinsic value of EchoStar’s stock options associated with our employees was as follows:

	As of March 31, 2011
	Options	Options
	Outstanding	Exercisable
	(In thousands)
Aggregate intrinsic value	$2,856	$430

EchoStar restricted stock unit activity associated with our employees was as follows:

	For the Three Months
	Ended March 31, 2011
		Weighted-
	Restricted	Average
	Stock	Grant Date
	Units	Fair Value
Total restricted stock units outstanding, beginning of period	3,166	$25.32
Granted	—	$—
Vested	—	$—
Forfeited and cancelled	—	$—
Total restricted stock units outstanding, end of period	3,166	$25.32
Restricted Performance Units outstanding, end of period (1)	3,166	$25.32

(1)  These Restricted Performance Units, which are included in the caption “Total restricted stock units outstanding, end of period,” were issued pursuant to a performance based stock incentive plan.  Vesting of these Restricted Performance Units is contingent upon meeting a certain company goal which is not yet probable of being achieved.  See discussion of the 2005 LTIP below.

Long-Term Performance Based Plans

2005 LTIP.  During 2005, DISH Network adopted a long-term, performance based stock incentive plan (the “2005 LTIP”).  The 2005 LTIP provides stock options and restricted stock units, either alone or in combination, which vest over seven years at the rate of 10% per year during the first four years, and at the rate of 20% per year thereafter.  Exercise of the stock awards is subject to a performance condition that a company-specific goal is achieved by March 31, 2015.

Contingent compensation related to the participation of EHHC employees in the 2005 LTIP will not be recorded in our financial statements unless and until the achievement of the performance condition is probable.  The competitive nature of our industry and certain other factors can significantly impact achievement of the goal.  Consequently, while it was determined that achievement of the goal was not probable as of March 31, 2011, this assessment could change at any time.

If all of the stock awards under the 2005 LTIP were vested and the goal had been met or if management had determined that achievement of the goal was probable during the three months ended March 31, 2011, we would have recorded total non-cash, stock-based compensation expense for our employees as indicated in the table below.  If the goal is met and there are unvested stock awards at that time, the vested amounts would be expensed immediately on our Condensed Consolidated Statements of Operations, with the unvested portion recognized ratably over the remaining vesting period.

	2005 LTIP
		Vested
	Total	Portion
	(In thousands)
DISH Network awards held by EHHC employees	$620	$468
EchoStar awards held by EHHC employees	124	93
Total	$744	$561

Of the 175,127 stock options and 3,166 restricted stock units outstanding under EchoStar’s stock incentive plans associated with our employees as of March 31, 2011, the following awards were outstanding pursuant to the 2005 LTIP:

	As of March 31, 2011
		Weighted-
		Average
	Number of	Exercise
	Awards	Price
Stock options	3,500	$26.40
Restricted Performance Units	3,166
Total	6,666

Stock-Based Compensation

Total non-cash, stock-based compensation expense for all of our employees is shown in the following table for the three months ended March 31, 2011 and 2010 and was allocated to the same expense categories as the base compensation for such employees:

	For the Three Months
	Ended March 31,
	2011	2010
	(In thousands)
Selling, general and administrative expenses	$50	$265

As of March 31, 2011, our total unrecognized compensation cost related to the non-performance based unvested stock awards was $1 million and includes compensation expense that we will recognize for DISH Network stock awards held by our employees as a result of the Spin-off.  This cost is based on an estimated future forfeiture rate of approximately 1.3% per year and will be recognized over a weighted-average period of approximately four years.  Share-based compensation expense is recognized based on stock awards ultimately expected to vest and is reduced for estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Changes in the estimated forfeiture rate can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

Valuation

The fair value of each stock option for the three months ended March 31, 2011 and 2010 was estimated at the date of the grant using a Black-Scholes option valuation model with the following assumptions:

	For the Three Months
	Ended March 31,
Stock Options	2011	2010
Risk-free interest rate	2.57%	2.97%
Volatility factor	34.68%	31.00%
Expected term of options in years	6.0	6.1
Weighted-average fair value of options granted	$14.42	$7.38

EchoStar does not currently intend to pay dividends on its common stock and accordingly, the dividend yield percentage used in the Black-Scholes option valuation model is set at zero for all periods.  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded stock options which have no vesting restrictions and are fully transferable.  Consequently, our estimate of fair value may differ from other valuation models.  Further, the Black-Scholes option valuation model requires the input of subjective assumptions.  Changes in the subjective input assumptions can materially affect the fair value estimate.

We will continue to evaluate the assumptions used to derive the estimated fair value of EchoStar’s stock options as new events or changes in circumstances become known.

6.              Commitments and Contingencies

Commitments

EchoStar is required to make a contribution sufficient to ensure a cash balance of $300 million subsequent to the merger with Hughes.  The merger will primarily be funded by cash received from EHHC’s issuance of debt along with existing cash balances and the aforementioned contribution.  Following the merger, we expect our future working capital, capital expenditures and debt service requirements to be funded with cash generated from operations and future financings.  Since we depend on DISH Network for a substantial portion of our revenue, our cash flow from operations depends heavily on their needs for services.  There can be no assurance that we will always have positive cash flows from operations.

Satellite-Related Obligations

Satellites Under Construction.  As of March 31, 2011, we had entered into the following contracts to construct new satellites which are contractually scheduled to be completed within the next two years.

•                  QuetzSat-1.  During 2008, we entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”) to lease all of the capacity on QuetzSat-1.  QuetzSat-1 is expected to be launched during the second half of 2011 and will operate at the 77 degree orbital location.  Upon expiration of the initial term, we have the option to renew the transponder service agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  DISH Network has agreed to lease 24 of the 32 DBS transponders on this satellite from us.  The expected future payments related to QuetzSat-1 are $287 million.

•                  EchoStar XVI.  During November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be completed during the second half of 2012 and will operate at the 61.5 degree orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.  The expected future payments related to EchoStar XVI are $137 million, including the launch contract which was previously assigned to CMBStar.

Contingencies

In connection with the Spin-off, EchoStar entered into a separation agreement with DISH Network, which provides, among other things, for the division of certain liabilities, including liabilities resulting from litigation.  Under the terms of the separation agreement, EchoStar assumed certain liabilities that relate to its and our business including certain designated liabilities for acts or omissions prior to the Spin-off.

Other

We are subject to various legal proceedings and claims which arise in the ordinary course of business.  In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

7.              Transactions with Major Customers

During the three months ended March 31, 2011 and 2010, our revenue primarily included sales to two major customers.  The following table summarizes sales to each customer and its percentage of total revenue.

	For the Three Months
	Ended March 31,
	2011	2010
	(In thousands)
Total revenue:
DISH Network	$53,046	$51,539
Dish Mexico	2,130	2,130
Other	12,728	9,958
Total revenue	$67,904	$63,627

Percentage of total revenue:
DISH Network	78.1%	81.0%
Dish Mexico	3.1%	3.3%

8.              Related Party Transactions

Related Party Transactions with EchoStar

The condensed consolidated statements of operations include expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar and certain services provided by DISH Network, as described below.  These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  For expenses that were clearly identifiable to us, allocations were made to us on a specific identification basis.  For expenses that were not clearly identifiable to us, allocations were based on the relative percentages, as compared to EchoStar’s other business, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated.  During the three months ended March 31, 2011 and 2010, the condensed consolidated statements of operations reflect charges for these services of $2 million and $1 million, respectively.

Related Party Transactions with DISH Network

Following the Spin-off, EchoStar and DISH Network have operated as separate public companies and DISH Network has no ownership interest in us.  However, a substantial majority of the voting power of the shares of both EchoStar and DISH Network is owned beneficially by EchoStar’s Chairman, Charles W. Ergen or by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, EchoStar and DISH Network have entered into certain agreements pursuant to which EchoStar and we obtain certain products, services and rights from DISH Network, DISH Network obtains certain services and rights from us and EchoStar, and we, EchoStar and DISH Network have indemnified each other against certain liabilities arising from our respective businesses.  We and EchoStar also may enter into additional agreements with DISH Network in the future.  The following is a summary of the terms of the principal agreements that we have entered into with DISH Network that may have an impact on our financial position and results of operations.

Generally, the prices charged for services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the services provided.

“Services and other revenue — DISH Network”

Satellite Capacity Agreements.  In connection with the Spin-off and subsequent to the Spin-off, we entered into certain satellite capacity agreements pursuant to which DISH Network leases certain satellite capacity on certain satellites owned or leased by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  The term of each of the leases is set forth below:

EchoStar III, VI, VIII and XII.  DISH Network leases certain satellite capacity from us on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end of life or replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.  In August 2010, DISH Network’s lease of EchoStar III terminated when it was replaced by EchoStar XV, which is owned by DISH Network.

EchoStar IX.  DISH Network leases certain satellite capacity from us on EchoStar IX.  Subject to availability, DISH Network generally has the right to continue to lease satellite capacity from us on EchoStar IX on a month-to-month basis.

EchoStar XVI.  DISH Network will lease all of the satellite capacity from us on EchoStar XVI after its service commencement date, and this lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew on a year-to-year basis through the end of life of the satellite.  There can be no assurance that any options to renew this agreement will be exercised.  EchoStar XVI is expected to be launched during the second half of 2012.

EchoStar XV.  EchoStar XV is owned by DISH Network and is operated at the 61.5 degree orbital location.  The FCC has granted us an authorization to operate the satellite at the 61.5 degree orbital location.  For so long as EchoStar XV remains in service at the 61.5 degree orbital location, DISH Network is obligated to pay us a fee which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement.  During 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During 2009, DISH Network also entered into a satellite service agreement (the “DISH Telesat Agreement”) with us, pursuant to which DISH Network will receive service from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  We and DISH Network are currently receiving service on 24 of these DBS transponders and will receive service on the remaining eight DBS transponders over a phase-in period that will be completed in 2012.

Under the terms of the DISH Telesat Agreement, DISH Network makes certain monthly payments to us that commenced in October 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term, DISH Network has the option to renew the DISH Telesat Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Lease Agreement.  During 2008, we entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”), which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite expected to be placed into service at the 77 degree orbital location during the second half of 2011.  During 2008, we also entered into a transponder service agreement (“QuetzSat-1 Transponder Agreement”) with DISH Network pursuant to which DISH Network will receive service from us on 24 of the DBS transponders on QuetzSat-1, which will replace certain other transponders leased from us.  We expect to provide service on the remaining eight DBS transponders on QuetzSat-1 to Dish Mexico.

Under the terms of the QuetzSat-1 Transponder Agreement, DISH Network will make certain monthly payments to us commencing when the QuetzSat-1 satellite is placed into service and continuing through the service term.  Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the service term will expire ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon a launch failure, in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

TT&C Agreement.  In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending on January 1, 2012.  The fees for services provided under the TT&C agreement are calculated at cost plus a fixed margin.  DISH Network may terminate the TT&C agreement for any reason upon at least 60 days’ notice.

“General and administrative expenses — DISH Network”

Management Services Agreement.  In connection with the Spin-off, EchoStar entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily legal and accounting services) to EchoStar.  Specifically, R. Stanton Dodge and Paul W. Orban remain employed by DISH Network, but also serve as EchoStar’s Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively.  EchoStar makes payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits).  These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for EchoStar under the management services agreement.  EchoStar also reimburses DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to EchoStar.  EchoStar and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as EchoStar and DISH

Network mutually agree upon.  A portion of these costs and expenses have been allocated to EHHC in the manner described under the caption “Related Party Transactions with EchoStar.”

The management services agreement automatically renewed on January 1, 2011 for an additional one-year period until January 1, 2012 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by us at any time upon at least 30 days’ notice; (ii) by DISH Network at the end of any renewal term, upon at least 180 days’ notice; or (iii) by DISH Network upon notice to EchoStar, following certain changes in control.

Professional Services Agreement.  Prior to 2010, in connection with the Spin-off, EchoStar entered into various agreements with DISH Network including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by the Professional Services Agreement.  During 2009, EchoStar and DISH Network agreed that EchoStar shall continue to have the right, but not the obligation, to receive from DISH Network the following services, among others, certain of which were previously provided under the transition services agreement:  information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, EchoStar and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for DISH Network (as discussed above, previously provided under the satellite procurement agreement) and receive logistics, procurement and quality assurance services and other support services from EchoStar (as discussed above, previously provided under the services agreement).  A portion of these fees have been allocated to EHHC in the manner described under the caption “Related Party Transactions with EchoStar.”  The professional services agreement expires on January 1, 2012, but renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days’ notice.  However, either party may terminate the services it receives with respect to a particular service for any reason upon at least 30 days’ notice.

Other Agreements — DISH Network

Satellite Capacity Leased from DISH Network.  During 2009, we entered into a satellite capacity agreement pursuant to which we lease certain satellite capacity from DISH Network on EchoStar I.  The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.  During the three months ended March 31, 2011 and 2010, the amount of those fees included in “Cost of sales — services and other” on the Condensed Consolidated Statements of Operations was approximately $6 million and $2 million, respectively.  The lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  We generally have the option to renew this lease on a year-to-year basis through the end of the satellite’s life.  There can be no assurance that any options to renew this agreement will be exercised.

Tax Sharing Agreement.  As a subsidiary of EchoStar, we are an indirect party to EchoStar’s tax sharing agreement with DISH Network that was entered into in connection with the Spin-off.  This agreement governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off.  Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify EchoStar for such taxes.  However, DISH Network is not liable for and will not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that we take or fail to take; or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions.  In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses.  The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

Related Party Transactions with Dish Mexico

During 2008, we entered into a joint venture for a direct-to-home (“DTH”) satellite service in Mexico known as Dish Mexico.  Pursuant to these arrangements, we provide satellite capacity to Dish Mexico.  During each of the three months ended March 31, 2011 and 2010, we sold satellite services of $2 million to Dish Mexico.  As of March 31, 2011 and December 31, 2010, amounts receivable from Dish Mexico totaled $1 million and $1 million, respectively.